UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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INTERNET BRANDS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
April 30, 2009

Dear Internet Brands, Inc. Stockholder:

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of Internet Brands, Inc. to be held on Thursday, June 11, 2009 at 1:00 p.m. local time, at the Company’s executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2009 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy, submitting a proxy via the Internet or telephone, or in person at the Annual Meeting. Please review the instructions in the Notice of Internet Availability of Proxy Materials regarding your voting options.

Internet Brands, Inc. is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet.  We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

    Thank you for your ongoing support of and continued interest in Internet Brands, Inc. We look forward to seeing you at our Annual Meeting.

Sincerely,
Robert N. Brisco President and Chief Executive Officer El Segundo, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please submit your proxy as soon as possible.  Your participation will help to ensure the presence of a quorum at the meeting and save Internet Brands, Inc. the extra expense associated with additional solicitation. Submitting your proxy will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 11, 2009
TIME	1:00 p.m., Pacific Daylight Time
PLACE	Internet Brands, Inc. headquarters 909 N. Sepulveda Blvd., 11th Floor El Segundo, California 90245
ITEMS OF BUSINESS	1. To elect seven Directors to serve on the Board of Directors, each to serve until the 2010 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.
2. To approve an amendment to our Restated Certificate of Incorporation to effect restrictions upon certain stock transfers in order to preserve tax treatment of our tax net operating losses.
3. To consider any other business as may properly come before the 2009 Annual Meeting or at any adjournment or postponement of the Annual Meeting.
RECORD DATE	You are entitled to vote at the 2009 Annual Meeting if you were a stockholder of record at the close of business on Thursday, April 16, 2009.
ANNUAL REPORT	Our 2008 Annual Report on Form 10-K, which is not a part of the proxy soliciting material, is being furnished to you on the Internet, and by mail upon request.
VOTING BY PROXY
Please submit a proxy as soon as possible so that your shares can be voted at the 2009 Annual Meeting in accordance with your instructions. For specific instructions on voting, including instructions on how to vote by the Internet or telephone, please refer to the instructions in your Notice of Internet Availability of Proxy Materials.

April 30, 2009	By Order of the Board of Directors
B. Lynn Walsh Corporate Secretary

This notice of annual meeting of stockholders and proxy statement is being distributed on or about April 30, 2009.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What am I voting on?	1
What are the voting recommendations?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	1
How can I get electronic access to the proxy materials?	1
Who can vote at the Annual Meeting?	2
Who is a “stockholder of record”?	2
How do I vote?	2
Can I change my vote?	2
Who can help answer my questions?	2
What does it mean if I get more than one Notice?	3
Who will serve as inspector of elections?	3
How many shares must be present to hold the Annual Meeting?	3
What vote is required to approve each proposal?	3
How are votes counted?	3
Who can attend the Annual Meeting?	3
What happens if additional matters are presented at the Annual Meeting?	3
Where can I find the voting results of the meeting?	4
Who will bear the cost of soliciting votes for the Annual Meeting?	4
PROPOSAL NO. 1: Election of Directors	5
NOMINEES AND CONTINUING DIRECTORS	5
PROPOSAL NO. 2: Amendment to Restated Certificate of Incorporation	7
CORPORATE GOVERNANCE	15
Board Independence	15
Board Committees	15
Director Nominations	17
Communications with Directors	17
Compensation of Directors	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	23
COMPENSATION DISCUSSION AND ANALYSIS	24
REPORT OF THE COMPENSATION COMMITTEE	30
EXECUTIVE COMPENSATION	30
Executive Compensation Tables	30
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	38
REPORT OF THE AUDIT AND ETHICS COMMITTEE	38
ADDITIONAL INFORMATION	40
Stockholder Proposals	40
Other Matters	40
Annex A	41

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE 2009 ANNUAL MEETING

Q:           Why am I receiving these materials?

A:
The Board of Directors (the “Board”) of Internet Brands, Inc., a Delaware corporation (“Internet Brands” or the “Company”), has made these materials available to you on the Internet, or upon your request, is furnishing these proxy materials to you by mail, to solicit your proxy to be voted at Internet Brands’ 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will take place at 1:00 p.m. Pacific Daylight Time on Thursday, June 11, 2009. You are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:           What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information.

Q:           What am I voting on?

A:	We are asking you to vote on the election of:

•	seven directors to serve until the 2010 annual meeting, and

•	an amendment to our Restated Certificate of Incorporation designed to preserve the value of our tax net operating losses (the “NOL Protective Amendment”).

Q:           What are the voting recommendations?

A:	The Board recommends:

•	a vote FOR the election of each of the Director nominees, and

•	a vote FOR the NOL Protective Amendment.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners.  All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

Q:	How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct the Company to send future proxy materials to you electronically by email.

Our proxy materials are also available on our website at http://inetproxymaterials.com.

Q:          Who can vote at the Annual Meeting?

A:
Stockholders of record who owned our common stock at the close of business on April 16, 2009 (the “Record Date”) can vote at the Annual Meeting. As of April 16, 2009, there were 41,661,160 shares of our Class A common stock issued and outstanding, each entitled to one vote, and 3,025,000 shares of our Class B common stock issued and outstanding, each entitled to twenty votes. There is no right to cumulative voting.

Q:          Who is a “stockholder of record”?

A:
If your shares of our common stock are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a financial institution or other holder of record, you are considered the beneficial owner of those shares held in “street name”.

Q:          How do I vote?

A:
If you are a beneficial owner, you have the right to instruct your broker, financial institution or other holder of record on how to vote your shares of our common stock by using the voting instruction card you received from them or by following their particular telephone and/or Internet voting instructions.

       If you are a stockholder of record, you may vote by proxy as described below:

(1)	By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions in your Notice.

(2)	By Telephone: You may submit a proxy or voting instructions by telephone by following the instructions in your Notice.

(3)	By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card.

(4)
In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking your earlier-submitted proxy, and voting in person.

Q:           Can I change my vote?

A:
If you are a holder of record, you may revoke your proxy voting instructions made by mail, by telephone or via the Internet at any time before the exercise of those instructions at the Annual Meeting. To do so, you must (1) send a revocation in writing to us in care of the Corporate Secretary, Internet Brands, Inc., 909 N. Sepulveda Boulevard, 11th Floor, El Segundo, California 90245, (2) grant a new duly executed proxy bearing a date later than that of the previously submitted proxy, or (3) attend the Annual Meeting and vote in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, financial institution or other holder of record following the instructions they provided. Alternately, if you have obtained a legal proxy from your broker, financial institution or other holder of record, you may vote in person at the Annual Meeting.

Q:          Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Internet Brands, Inc.
Attn: Corporate Secretary
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
(800) 692-2200

    If you need additional copies of this proxy statement or voting materials, please contact our Corporate Secretary as described above.

Q:           What does it mean if I receive more than one Notice?

A:	It means that you hold shares registered in more than one account. Return all proxies to ensure that all of your shares are voted.

Q:   Who will serve as inspector of elections?

A:	The inspector of elections will be Patrick Stack of the Legal Department of Internet Brands, Inc.

Q:           How many shares must be present to hold the Annual Meeting?

A:
To hold the Annual Meeting and conduct business, a majority of the outstanding shares of our common stock entitled to vote must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy or voted by telephone or Internet.

Both abstentions and broker non-votes are counted for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a beneficial owner, or stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:           What vote is required to approve each proposal?

A:
Proposal No. 1 regarding the Election of Directors will be determined by a plurality of the votes of the shares present, so the seven nominees who receive the highest numbers of votes for election will be elected, even if that does not represent a majority.

The approval and adoption of Proposal No. 2 regarding the NOL Protective Amendment requires the affirmative vote of the holders of at least a majority of all outstanding shares of our common stock voting together as a single class and the holders of at least a majority of each outstanding class of our common stock voting separately. The Company also is seeking a majority vote of the outstanding Class A Common Stock not owned by Idealab.  We have two outstanding classes of common stock:  Class A common stock and Class B common stock.  Idealab owns 100% of our Class B common stock, each share of which has 20 votes, and owns and has voting control of approximately 16% of our Class A common stock.

Q:           How are votes counted?

A:	You may vote either FOR each proposal, or WITHHOLD your vote from any proposal. If you abstain from voting on any proposal, it will have the same effect as a vote AGAINST such proposal.

Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Q:           Who can attend the Annual Meeting?

A:
All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2009 Annual Meeting and your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2009 Annual Meeting.

Q:           What happens if additional matters are presented at the Annual Meeting?

A:
Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2009 Annual Meeting. If you grant a proxy, the persons named as proxyholders, Robert N. Brisco, Internet Brands’ President and Chief Executive Officer, and B. Lynn Walsh, Internet Brands’ Corporate Secretary, will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders, Mr. Brisco and Ms. Walsh, will vote your proxy for such other candidate or candidates who may be nominated by the Board.

Q:           Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2009 Annual Meeting and publish final results in our quarterly report on Form 10-Q for our second fiscal quarter of 2009.

Q:           Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We are paying for the distribution and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our directors, officers, and other employees may also solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors

We currently have a Board of Directors with eight directors. Following the Annual Meeting, our Board of Directors will consist of seven members.  Mr. Penske, whose term as director will end on the date of the Annual Meeting, will not be standing for re-election. We wish to acknowledge with gratitude the service of Mr. Penske as a director for the past nine years. There currently is no candidate nominated to replace Mr. Penske.  Proxies voted at the Annual Meeting cannot be voted for a greater number of persons than the number of nominees named below. Our Board of Directors has determined that each of its current members, except for Mr. Robert N. Brisco, Ms. Marcia Goodstein, and Mr. William Gross, is independent within the meaning of the NASDAQ Stock Market, Inc. independent director standards.

Election of Directors

The Board of Directors has nominated Mr. Robert N. Brisco, Dr. Howard Lee Morgan, Mr. Kenneth B. Gilman, Ms. Marcia Goodstein, Mr. William Gross, Mr. Martin R. Melone and Mr. James R. Ukropina for election by the stockholders as directors. All currently serve as directors with terms of office expiring at the Annual Meeting. Our Nominating and Governance Committee has recommended these nominations.

If elected, the seven nominees will serve as directors until our 2010 annual meeting or until their successors are duly elected and qualified. If any of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that any of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the seven nominees for directors receiving the highest number of votes “FOR” will be elected as directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of these seven nominees.

NOMINEES

The following sets forth certain information concerning the nominees for election at the Annual Meeting. Ages are as of April 1, 2009:

 Mr. Brisco, 46, has served as Chief Executive Officer, President, and Director since 1999. From 1998 to 1999, Mr. Brisco served as the President of Universal Studios Hollywood Theme Park, an entertainment company, and Citywalk, an entertainment and shopping complex. Prior to Universal, Mr. Brisco was Senior Vice President of Advertising, Marketing, and New Business Development for The Los Angeles Times, a newspaper company, from 1993 to 1998. Prior to that, Mr. Brisco was a consultant with McKinsey & Co. and the Boston Consulting Group, where he specialized in media and consumer products. Mr. Brisco has a B.A. from the University of Southern California and an M.B.A. from the University of California at Los Angeles.

Dr. Morgan, 63, has served as a Director and Chairman of our Board of Directors since 1999. Dr. Morgan has also been a director of Idealab, a creator and operator of technology companies, since March 2002 and also was a director of Idealab from 1999 to 2001. Dr. Morgan served as President of Idealab New York from 2000 to 2001, and as Vice Chairman until December 2002. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computers and communications technologies. He serves as a Chairman for Franklin Electronic Publishers, Inc., and a number of private companies, including Ambient Devices, Snap, and others. Since January 2005, he has been a partner in First Round Capital and a seed-stage venture fund. Dr. Morgan has a B.S. from City University of New York and a Ph.D. in operations research from Cornell University.

Mr. Gilman, 62, has served as a Director since January 2002. Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands’ executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman serves on the board of directors of Liz Claiborne Inc. Mr. Gilman has a B.B.A. from Pace University.

Ms. Goodstein, 44, has served as a Director at our inception in 1998 and since August 2004. Ms. Goodstein has served as Idealab’s Chief Operating Officer since 1998 and President since 2000. Ms. Goodstein serves on the board of directors of several private companies. Ms. Goodstein has a B.A. from Pomona College.

Mr. Gross, 50, has served as a Director since our inception in 1998. Mr. Gross is founder, Chairman and Chief Executive Officer of Idealab. Mr. Gross serves on the board of directors of several private companies. Mr. Gross sits on the board of trustees of the California Institute of Technology. Mr. Gross has a B.S. from the California Institute of Technology.

Mr. Melone, 67, has served as a Director since August 2005. Mr. Melone was a partner of Ernst & Young, LLP, an accounting firm, from 1975 to 2001. Currently, Mr. Melone serves on the board of Public Counsel Law Center and serves as a trustee of the California Science Center Foundation. Mr. Melone is a member of the Board of Regents of Santa Clara University and the Advisory Board of the Markkula Center for Applied Ethics. Mr. Melone has a B.S.C. from Santa Clara University, and an M.B.A. from the University of California at Los Angeles.

Mr. Ukropina, 71, has served as a Director since February 2006. Mr. Ukropina has served as the Chief Executive Officer of Directions, LLC, a management and strategic consulting firm, since 2001. Previously, Mr. Ukropina was a partner with the law firm O’Melveny & Myers LLP until 2000, and continues to practice with the firm as Of Counsel. Mr. Ukropina serves on the boards of Lockheed Martin Corporation, Pacific Life Corp., The TCW Group, Inc., Central Natural Resources and the Keck Foundation. Mr. Ukropina has a B.A. and an M.B.A. from Stanford University and an LL.B. from the University of Southern California.

The Board of Directors recommends a vote “FOR” the election of Messrs.  Brisco, Gilman, Gross, Melone and Ukropina, Ms. Goodstein and Dr. Morgan as directors.

PROPOSAL NO. 2

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO PRESERVE VALUE OF OUR TAX NET OPERATING LOSSES

General

At the Annual Meeting, you will consider and vote on an amendment (the “NOL Protective Amendment ”) to our restated certificate of incorporation to impose certain restrictions on the transfer of our stock. The NOL Protective Amendment attempts to prevent certain future transfers of our capital stock which could otherwise adversely affect our ability to use our tax net operating loss carryforwards (“NOLs ”) for federal and state income tax purposes and certain income tax credits.  The NOL Protective Amendment is contained in a proposed new Article 10 to our restated certificate of incorporation which is attached as Annex A to this proxy statement and is incorporated by reference herein. The NOL Protective Amendment, if approved, would terminate no later than June 30, 2011.  We urge you to read the NOL Protective Amendment in its entirety, as the discussion in this proxy statement is only a summary and does not contain all of the language in the NOL Protective Amendment. The NOL Protective Amendment will only become effective if our stockholders approve it.  On April 14, 2009, the Board of Directors approved the NOL Protective Amendment and recommends it for stockholder approval.

The Problem: Potential Limitations on Our NOLs

The Value of our NOLs.   We estimate that our NOLs could save us as much as $60 million in taxes over the next 5 to 10 years. We also estimate that we had approximately $153 million of (pre-tax) federal NOLs and $55 million of (pre-tax) California state NOLs as of December 31, 2008. Furthermore, our federal NOLs do not expire until 2022, and our California state NOLs do not expire until 2015. To the extent we have future taxable income, and until the NOLs expire, they can be used to eliminate any future ordinary tax on our income (we may still pay minor alternative minimum taxes). Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the exact amount of our NOLs that we can ultimately use to reduce our income tax liability. Although we are unable to quantify an exact value, we believe our NOLs are a very valuable asset.

The Section 382 Limit on Use.   Unfortunately, ordinary transfers of our stock between certain stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). If that were to happen, we would only be allowed to use a limited amount of our then existing NOLs and credits to offset our taxable income subsequent to the “ownership change.” The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change. In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If we were to experience an “ownership change” at our current stock price levels, we believe we would be subject to an annual NOL limitation which could significantly defer the utilization of our loss carryforwards and result in a material cash loss over the next 5 to 10 years.

Following a Section 382 “Ownership Change”.   If we were to have taxable income in excess of the NOL limitations following a Section 382 “ownership change”, we would not be able to avoid tax on the excess income by using our NOLs. Consequently, we would incur corporate income tax on any taxable income during a given year for income earned in excess of the limitation. While any loss carryforwards not used as a result of any Section 382 limitation would remain available to offset income in future years (again, subject to the Section 382 limitation) until the NOLs expire, any “ownership change” could significantly defer the utilization of the loss carryforwards, accelerate payment of federal income tax and could cause some of the NOLs to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of our taxable income that could be offset by such loss carryforwards and credits were an “ownership change” to occur in the future, but it could be material.

Section 382 Ownership Shift Calculations.   Generally, an “ownership change” occurs under Section 382 if one or more “5-percent shareholders” (which in general includes stockholders who own five percent or more in value of a company's capital stock) collectively increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of our stock owned by such stockholders during the preceding three-year period. For example, if a single stockholder acquires more than 50% of our common stock within a three-year period, an “ownership change” would occur. Similarly, if ten persons, none of whom owns any shares of our common stock, each acquires at least 5% of our common stock within a three-year period (so that such ten persons own, in the aggregate, more than 50%), an “ownership change” would occur under Section 382.

In determining an “ownership change”, Section 382 is very complex, and all of its nuances are beyond the scope of this discussion. Some of the factors that must be considered in making a Section 382 “ownership change” calculation include the following:

•
All holders who each owns less than five percent of a company's capital stock are generally (but not always) treated as a single “5-percent shareholder.” Transactions in the public markets among stockholders who are not “5-percent shareholders” are generally not included in the calculation (but not always).

•
There are several rules regarding the aggregation and segregation of stockholders who otherwise do not qualify as “5-percent shareholders.” Ownership of stock is generally attributed to its ultimate beneficial owner without regard to ownership by nominees, trusts, corporations, partnerships or other entities.

•
Acquisitions by a person which cause that person to become a “5-percent shareholder” generally result in a five percentage (or more) point change in ownership, regardless of the size of the final purchase(s) that caused the threshold to be exceeded.

•
The redemption or buyback of shares by an issuer will increase the ownership of any “5-percent shareholders” (including groups of shareholders who are not themselves “5-percent shareholders”) and can contribute to an “ownership change.” In addition, it is possible that a redemption or buyback of shares could cause a holder of less than 5% to become a “5-percent shareholder”, resulting in a five percentage (or more) point change in ownership.

Reasons for the NOL Protective Amendment

Our approximately $153 million of federal NOLs and $55 million of California state NOLs are significant assets that could save us up to almost $60 million in taxes. At our current stock price, we could be subject to an annual NOL limitation which could significantly defer the utilization of our loss carryforwards and result in a material cash loss over the next 5 to 10 years unless we avoid potential transfers that, individually or in the aggregate, could trigger an “ownership change” under Section 382.   Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding potential adverse impacts from Section 382 limitations.

Currently, when we become aware of any new significant stockholders with the potential to become a “5-percent shareholder”, we attempt to contact that person to coordinate any additional purchases in a way that mitigates the Section 382 impact. However, we are not always successful and new “5-percent shareholders” have been created despite our best efforts, resulting in additional Section 382 ownership shift. Although we have been able to avoid an “ownership change” in the past, recent ownership shifts have raised concerns about our ability to continue to manage our Section 382 risk in the same manner as in the past.

Currently, if a stockholder makes a transfer that creates, or increases the ownership of, a “5-percent shareholder”, there is nothing we can do to reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift while allowing the purchaser to receive their money from the purchase back.

Description and Effect of NOL Protective Amendment

The following is a brief summary of the proposed transfer restrictions. You are urged to read the NOL Protective Amendment in its entirety as set forth in Annex A, as its terms (and not this summary) will govern our legal rights and those of our stockholders.

The NOL Protective Amendment generally restricts any person or entity from attempting to transfer (which includes sales, transfers, dispositions, purchases and acquisitions) any of our stock (or options, warrants or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity (which the NOL Protective Amendment refers to as a `Prohibited Person`) becoming either a “5-percent shareholder” of our stock as defined under Section 382 or the beneficial owner (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our common stock or (ii) increase the stock ownership percentage of any existing Prohibited Person. The NOL Protective Amendment does not restrict transfers that are sales by a Prohibited Person, although it would restrict any purchasers to the extent that the purchaser is or would become a Prohibited Person.

Some persons who are beneficial owners (as defined under the Securities Exchange Act of 1934) of five percent (5%) or more of our common stock are not “5-percent shareholders” (as defined under Section 382) and hence would not affect our ownership shift for purposes of Section 382. We have included these persons in the definition of Prohibited Person because most investors report ownership positions based on the Securities Exchange Act of 1934 definition and including them as Prohibited Persons allows us to identify that investor, verify whether they are a “5-percent shareholder” under the Section 382 definition and make a determination as to how to proceed. We expect our Board of Directors to grant waivers from time to time to allow purchases or sales by any Prohibited Person who is not a “5-percent shareholder” under the Section 382 definition.  On February 23, 2009, our Board granted such a waiver prospectively to Idealab in the event that the NOL Protective Amendment is adopted.  See “Idealab Waiver” below.

The NOL Protective Amendment provides that any Transfer that violates the NOL Protective Amendment shall be null and void ab initio and shall not be effective to transfer any record, legal, beneficial or any other ownership of the number of shares which result in the violation of the NOL Protective Amendment (which are referred to as “Excess Shares ”). The purported acquirer shall not be entitled to any rights as our stockholder with respect to the Excess Shares. Instead, the Excess Shares will be automatically transferred to an agent designated by us for the limited purpose of consummating an orderly arms-length sale of such shares. The net proceeds of the sale will be distributed to the purported transferee to the extent of the price it paid, and any additional amount will go to charity. The NOL Protective Amendment also provides us with various remedies to prevent or respond to a purported transfer which violates its provisions. In particular, the NOL Protective Amendment provides that any person who knowingly violates the NOL Protective Amendment, together with any persons in the same control group with such person, are jointly and severally liable to us for such amounts as will put us in the same financial position as we would have been in had such violation not occurred.

Waiver of the NOL Protective Amendment

Our Board of Directors would have the discretion to approve a transfer of stock that would otherwise violate the NOL Protective Amendment. In deciding whether to grant a waiver, our Board of Directors may seek the advice of counsel and tax experts with respect to the preservation of our federal and state tax attributes pursuant to Section 382. In addition, our Board of Directors may request relevant information from the Prohibited Person in order to determine compliance with the NOL Protective Amendment or the status of our federal and state income tax benefits. In considering a waiver, we expect our Board of Directors to consider such factors as:

•	whether the Prohibited Person is or would become a “5-percent shareholder” under Section 382 as a result of the proposed transfer;

•	the impact of the proposed transfer on our Section 382 shift in ownership percentage;

•	the then existing level of our Section 382 shift in ownership percentage;

•	the timing of the expected “roll-off” of our existing ownership shift;

•	the economic impact of any Section 382 limitation that might result, taking into account factors such as our market capitalization and cash position;

•	the impact on possible future issuances or purchases of our common stock by us; and

•	any changes or expected changes in applicable tax law.

If our Board of Directors decides to grant a waiver, it may impose conditions on the acquirer or selling party. If the NOL Protective Amendment is adopted, we expect that proposed waivers could be submitted in writing to the Company, who will submit the matter to our Board of Directors.

Submissions should be sent to:

Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
Attention: Chief Financial Officer
Re: NOL Protective Amendment
(310) 280-4000

Idealab Waiver. Idealab, who is our controlling stockholder, has requested, and the Board has approved, a waiver prospectively of the requirements of the NOL Protective Amendment with respect to any and all future transfers of our common stock by Idealab, or any holders of such stock resulting from future distributions by Idealab to its members or partners if the NOL Protective Amendment is approved.  Board members Howard Morgan, Bill Gross and Marcia Goodstein abstained from voting on the waiver.  In determining the scope of the waiver and its approval, the Board considered a number of factors, including (i) the possible impact of any future transfers by Idealab of our common stock on the Section 382 calculation during the term of the Amendment; (ii) the size and duration of Idealab’s equity position in the Company as the controlling stockholder, (iii) the ongoing participation of affiliates of Idealab on our board of directors, and (iv) the benefits to the Company of assisting Idealab in the orderly disposition of shares.

    Implementation of the NOL Protective Amendment

    If the NOL Protective Amendment is approved by our stockholders at our 2009 annual meeting, we intend to enforce the restrictions to preserve future use of our NOL assets immediately thereafter. If approved, the restrictions of the NOL Protective Amendment would expire on the earliest of (x) the date designated by our Board of Directors, if it determines that the restrictions are no longer necessary after any repeal of Section 382, (y) June 30, 2011, or (z) as otherwise determined by our Board of Directors.

    Effectiveness and Enforceability of NOL Protective Amendment

    Although the NOL Protective Amendment is intended to reduce the likelihood of an “ownership change”, we cannot eliminate the possibility that an “ownership change” will occur even if we adopt it:

•
The NOL Protective Amendment will not prevent all transfers that might result in an “ownership change.” For example, it will not prevent existing Prohibited Persons from selling stock to persons other than Prohibited Persons.

•	The NOL Protective Amendment does not limit certain changes in relationships and other events which could cause us to undergo an “ownership change.”

•
Section 382 is an extremely complex provision with respect to which there are many uncertainties. We have not requested a ruling from the IRS regarding the effectiveness of the NOL Protective Amendment and we cannot assure you that the IRS will agree that the NOL Protective Amendment is effective for purposes of Section 382.

•	Our Board of Directors can permit a Transfer to a Prohibited Person that results or contributes to an “ownership change” if it determines that such Transfer is in our best interests.

•
A court could find that some or all of the NOL Protective Amendment is not enforceable, either in general or as to a particular fact situation. Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or bylaws for restrictions on the transfer of securities for the purpose of maintaining any tax advantage. Delaware law provides that transfer restrictions are effective (i) against stockholders holding shares of our common stock that were voted in favor of this proposal, (ii) against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and (iii) against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). Under Delaware law, the restrictions on stock transfer are generally not binding with respect to shares issued prior to the adoption of the restrictions unless the holder of the shares voted in favor of the restrictions or acquired them from someone who did. For the purpose of determining whether a stockholder is subject to the NOL Protective Amendment, we intend to take the position that all shares in a purported transfer were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that stockholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, regardless of whether they voted in favor of the NOL Protective Amendment. Nonetheless, we are not aware of case law supporting these positions and a court could find that the provision is unenforceable, either in general or as applied to a particular stockholder or fact situation.  Transfers pursuant to waivers, including the waiver granted to Idealab, our controlling stockholder, could result in an ownership change as defined in Section 382.

As a result of these and other factors, the NOL Protective Amendment serves to reduce, but does not eliminate, the risk that we will undergo an “ownership change.” We cannot assure you that upon audit, the IRS would agree that all of our NOLs are allowable.

Other Considerations

Our Board of Directors believes that attempting to safeguard our tax benefits as described above is in our best interests. Nonetheless, the NOL Protective Amendment, if adopted, could have certain potentially negative consequences:

Anti-Takeover Impact.    Because some corporate takeovers occur through the acquirer's purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The NOL Protective Amendment, if adopted, could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity or group to accumulate more than five percent of our common stock and the ability of persons, entities or groups now owning more than five percent of our common stock from acquiring additional shares of our common stock without the approval of our Board of Directors. As a result, our Board of Directors may be able to prevent any future takeover attempt. Therefore, the NOL Protective Amendment could discourage or prevent accumulations of substantial blocks of shares in which our stockholders might receive a substantial premium above market value and might tend to insulate management against the possibility of removal. However, these disadvantages are outweighed, in our opinion, by the fundamental importance of maintaining the availability of our tax benefits. The “anti-takeover” effect of the proposed NOL Protective Amendment is not the reason for the NOL Protective Amendment. We are proposing the NOL Protective Amendment in an effort to reduce the risk that we may be unable to fully utilize the tax benefits described above as a result of future transfers of our common stock, and to increase our flexibility to repurchase our stock in the future provided that the Board approves such a plan. Our Board of Directors is not aware of any efforts of others to take control of us and has no present intent to propose any other provisions designed to inhibit a change of control.

Potential Effects on Liquidity.   The NOL Protective Amendment will restrict a stockholder's ability to acquire, directly or indirectly, additional shares of our common stock in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of our stock may be limited by reducing the class of potential acquirers for such stock and a stockholder's ownership of our stock may become subject to the NOL Protective Amendment upon actions taken by persons related to, or affiliated with, them.

Potential Impact on Value.   If the NOL Protective Amendment is approved, our Board of Directors may impose a legend reflecting the NOL Protective Amendment on certificates representing newly issued or transferred shares. Because certain buyers, including persons who wish to acquire more than 5% of our stock and certain institutional holders who may not be comfortable holding stock with restrictive legends, may not purchase our stock, the NOL Protective Amendment could depress the value of our stock in an amount that might more than offset any value conserved as a result of the preservation of our NOLs and other tax benefits.

Some Questions and Answers About the NOL Protective Amendment

What is Section 382?

A: Section 382 is a provision of the Internal Revenue Code of 1986 which imposes limitations on the future use of our NOLs if we undergo an “ownership change” as defined in Section 382.

What happens if there is an “ownership change” under Section 382?

A: If there is an “ownership change,” we would only be allowed to use a limited amount of our then existing NOLs and credits to offset our taxable income in any future year. The annual limit is obtained by multiplying (i) the aggregate value of our outstanding capital stock immediately prior to the “ownership change” (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” In calculating this annual limit, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.”

How important are our NOLs?

A: Our approximately $153 million of federal NOLs and $55 million of California state NOLs are significant assets that could save us up to almost $60 million in taxes. Because the amount and timing of our future taxable income, if any, cannot be accurately predicted, we cannot estimate the amount, if any, of our NOLs that we can ultimately use to reduce our income tax liability or the time period in which these restrictions will continue to be necessary. Although we are unable to quantify an exact value of our NOLs due to the above factors, we believe the value of our NOL assets is significant.

Do all investors who file a 13-G/D count in the shift calculation?

A:  No.  Some investors who file a 13-G or 13-D are not “5-percent shareholders” under Section 382 definition and hence would not affect our ownership shift for purposes of Section 382. We have included those persons in the definition of Prohibited Person because most investors file 13-G or 13-Ds based on the Securities Exchange Act of 1934 definition and including them as Prohibited Persons allows us to identify that investor, verify whether they are a “5-percent shareholder” under the Section 382 definition and make a determination as to how to proceed. We expect our Board of Directors to grant waivers, if requested, to allow purchases by any Prohibited Person who is not a “5-percent shareholder” under the Section 382 definition.

What is the process to obtain a waiver?

A: If the NOL Protective Amendment is adopted, we expect that proposed waivers could be submitted in writing to the Company who will submit the matter to our Board of Directors. You may be asked to supply certain information so that our Board of Directors can access whether the proposed waiver is in the best interests of our stockholders.

Submissions should be sent to:

Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
Attention: Chief Financial Officer
Re: NOL Protective Amendment
(310) 280-4000

Do I still have to obtain a waiver if I don’t count in the shift calculation?

A: Yes, if you meet the definition of Prohibited Person.

Has the Board granted any waivers?

A:  The Board approved the waiver prospectively of the requirements of the NOL Protective Amendment with respect to all future transfers of our common stock by Idealab, or any holders of such stock resulting from future distributions by Idealab to its members or partners if the NOL Protective Amendment is approved.  Board members Howard Morgan, Bill Gross and Marcia Goodstein abstained from voting on the waiver.  Idealab is our controlling stockholder.

How does this affect me if I am or become a 5% stockholder?

A: The NOL Protective Amendment would not restrict sales by you, although it would restrict any purchaser from purchasing additional shares to the extent that the purchaser is or would become a Prohibited Person.

How long will these restrictions be in place?

A: The NOL Protective Amendment would expire on the earliest of (x) the date designated by our Board of Directors, if it determines that the restrictions are no longer necessary after any repeal of Section 382, (y) June 30, 2011, or (z) as otherwise determined by our Board of Directors.

Why should I vote in favor?

A: Our approximately $153 million of federal NOLs and $55 million of California state NOLs are significant assets that could save us up to almost $60 million in taxes. At our current stock price, we could be subject to an annual NOL limitation which could significantly defer the utilization of our loss carryforwards and result in a material cash loss over the next 5 to 10 years unless we avoid potential transfers that could trigger an “ownership change” under Section 382. Our Board of Directors believes that the provisions of the NOL Protective Amendment will be an important tool in avoiding adverse impacts from Section 382 limitations.

What are some of the negative factors I should consider?

A: The NOL Protective Amendment could reduce the possibility of a takeover of our company, and could adversely impact the liquidity and value in our stock if certain buyers decide not to purchase our stock.

Why are you doing this now? Why not continue the policy of coordinating with stockholders on an individual basis as you have done historically?

A: Currently, when we become aware of any new significant stockholders with the potential to become a “5-percent shareholder”, we attempt to contact that person to coordinate any additional purchases in a way that mitigates the Section 382 impact. However, we are not always successful and new “5-percent shareholders” have been created despite our best efforts, resulting in our current high level of Section 382 ownership shift. Currently, if a stockholder makes a transfer that results in a “5-percent shareholder”, there is nothing we can do to reverse the impact on the ownership shift that results. In contrast, the NOL Protective Amendment would provide a mechanism with the potential to reverse the impact of the transfer on the ownership shift while allowing the purchaser to receive their money from the purchase back. Although we have been able to avoid an “ownership change” in the past, recent ownership shifts have raised concerns about our ability to continue to manage our Section 382 risk in the same manner as in the past. As a result, we currently face an increased risk that we could experience an “ownership change” unless stockholders adopt the NOL Protective Amendment.

    What happens if I vote “No” on this proposal? Am I still subject to the transfer restriction?

A: Delaware law provides that transfer restrictions are effective (i) against stockholders holding shares of our common stock that were voted in favor of this proposal, (ii) against purported transferees if the transfer restriction is conspicuously noted on the certificate(s) representing the shares and (iii) against purported transferees with actual knowledge of the restriction (even absent such conspicuous notation). Under Delaware law, the restrictions on stock transfer are generally not binding with respect to shares issued prior to the adoption of the restrictions unless the holder of the shares voted in favor of the restrictions or acquired them from someone who did. For the purpose of determining whether a stockholder is subject to the NOL Protective Amendment, we intend to take the position that all shares in a purported transfer were voted in favor of the NOL Protective Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that stockholders have waived the right to challenge or are estopped from challenging the enforceability of the NOL Protective Amendment, regardless of whether they voted in favor of the NOL Protective Amendment. We are not aware of case law supporting these positions, however, and a  court could find, however, that the NOL Protective Amendment is unenforceable, either in general or as applied to a particular stockholder or particular fact situation.

Who can help answer any further questions?

A: If you have more questions about the NOL Protective Amendment, you should contact:

Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245
Attention: Chief Financial Officer
Re: NOL Protective Amendment
(310) 280-4000

Vote Needed for Approval

The approval and adoption of Proposal No. 2 regarding the NOL Protective Amendment requires the affirmative vote of the holders of at least a majority of all outstanding shares of our common stock voting together as a single class and the holders of at least a majority of each outstanding class of our common stock voting separately. The Company also is seeking a majority vote of the outstanding Class A common stock not owned by Idealab.   We have two outstanding classes of common stock, Class A and Class B common stock. Idealab owns 100% of our Class B common stock, each share of which has 20 votes, and owns and has voting control of approximately 16% of our Class A common stock.

The NOL Protective Amendment, if approved, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we expect to accomplish as soon as practicable after the approval is obtained.

Recommendation of our Board of Directors

The Board of Directors recommends a vote “FOR” the NOL Protective Amendment.

CORPORATE GOVERNANCE

Our Board of Directors held five meetings during 2008. Each Director attended 75% or more of the aggregate number of meetings of the Board and the Board committees on which he or she served, except Mr. Penske. The Board encourages all directors to attend annual meetings of the stockholders of Internet Brands. Four directors attended our 2008 Annual Meeting.

Director Independence

The Board of Directors has adopted standards concerning director independence consistent with the definition of “independent director” under the Marketplace Rules of NASDAQ and, with respect to the Audit and Ethics Committee, the rules of the Securities and Exchange Commission or SEC.

The Company’s officers, Nominating and Governance Committee and the full Board of Directors are involved in the process for determining the independence of acting directors and director nominees. The Company solicits relevant information from directors and director nominees via a questionnaire which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return. In addition to reviewing information responsive to the questionnaire, the Company asks the executive officers and directors on an annual basis about their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee has or will have a direct or indirect material interest. The Company shares relevant findings with the Nominating and Governance Committee and the full Board of Directors regarding the independence standards under NASDAQ and SEC rules and any information regarding the director or director nominee that suggests that such individual is not independent. The Board of Directors discusses the relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K prior to making a determination with respect to the independence of each director.

Based on the review described above, the Board of Directors has affirmatively determined that Messrs. Gilman, Melone, Penske and Ukropina and Dr. Morgan are independent under the NASDAQ Marketplace Rules, except, in the case of Dr. Morgan, with respect to the independence requirements for Audit and Ethics Committee members.  Dr. Morgan resigned from the Audit and Ethics Committee in November 2008 in compliance with the NASDAQ Marketplace Rules.

Committees

Our Board of Directors has an Audit and Ethics Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and responsibilities described below. The Board has adopted a charter for each standing Committee. Each charter is available on our website at http://www.internetbrands.com.

The chart below shows the members of the standing Board Committees as of the date of this Proxy Statement and the number of meetings each Board Committee held during our 2008 fiscal year. Mr. Brisco, a director and our President and Chief Executive Officer, does not serve on any standing Board Committees.

	Audit/Ethics	Compensation	Nominating/ Governance
Mr. Gilman	X	X	X
Mr. Melone	*		X
Dr. Morgan		*	X
Mr. Penske			X
Mr. Ukropina	X	X	*
Number of Meetings:	7	3	4
                X = Member              * = Chair

Audit and Ethics Committee

The Audit and Ethics Committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and pre-approving any non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our system of internal controls;

•	preparing the Audit and Ethics Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and approving related party transactions.

Our Board of Directors has determined that each of Messrs. Melone, Gilman and Ukropina satisfies the requirements for Audit Committee member independence under the rules and regulations of the NASDAQ Global Market and the SEC.

Our Board of Directors has determined that each of Messrs. Melone and Gilman qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•
reviewing the annual base salaries and incentive compensation plans, including the specific goals and amounts; equity compensation; employment arrangements; severance arrangements and change of control agreements; and any other benefits, compensation or arrangements, for our Chief Executive Officer and other executive officers; recommending to the Board such arrangements for our Chief Executive Officer; and determining and approving such arrangements for our other executive officers;

•	administering our equity compensation plans; and

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement.

    In the section entitled "Compensation Discussion and Analysis" on page 24 below, we provide an additional discussion of the Compensation Committee’s role and responsibilities.

Our Board of Directors has determined that each member of our Compensation Committee meets the requirements of independence under the rules and regulations of NASDAQ and the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for, among other things:

•	reviewing director candidates;

•	recommending to the Board of Directors nominees for election as directors;

•	reviewing and recommending to the Board director compensation;

•	advising the Board on corporate governance principles and the organization of the Board and its committees; and

•	overseeing the annual evaluation of the Board and its committees.

Our Board of Directors has determined that each member of our Nominating and Governance Committee satisfies the requirements for independence under the rules and regulations of NASDAQ and the SEC.

Director Nominations

We have no stated minimum criteria for director nominees. The Nominating and Governance Committee seeks nomination and appointment candidates who will represent the best interests of the stockholders as a whole with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. The Nominating and Governance Committee may also consider other factors such as the general needs of the Board of Directors, in accordance with the charter of the Nominating and Governance Committee. The Nominating and Governance Committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors meet the “independent director” standard under the Marketplace Rules of NASDAQ. The Nominating and Governance Committee also believes it may be appropriate for certain members of our management, in particular the President and Chief Executive Officer, to participate as a member of the Board of Directors.

The Nominating and Governance Committee identifies nominees for election at each annual meeting of stockholders by first evaluating the current directors willing to continue in service. Current members of the Board of Directors who possess skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by directors with that of obtaining a new perspective. If any such director does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a director for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Members of the Nominating and Governance Committee and the full Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The policy of our Nominating and Governance Committee is to consider properly submitted recommendations for candidates to the Board of Directors from stockholders. Any stockholder recommendations for consideration by the Nominating and Governance Committee should include the candidate’s name, age, business address and residential address, principal occupation or employment, the number and class of shares of Internet Brands, Inc. beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, any other information required to be disclosed in a solicitation of proxies for election of directors, and any other information required by our bylaws. There are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Stockholder recommendations to the Board of Directors should be sent to:

Internet Brands, Inc.
Attn: Corporate Secretary
909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245

Communications with Directors

Stockholders may write to our Board of Directors, any committee thereof, or any director in particular, in care of our Corporate Secretary at Internet Brands, Inc., 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245. The Corporate Secretary will refer comments or questions regarding the Company’s accounting, internal controls or auditing matters to the Chair of the Audit and Ethics Committee, and comments or questions regarding the nomination of directors and other corporate governance matters to the Chair of the Nominating and Governance Committee.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics, which establishes the standards of ethical conduct applicable to all of our directors, executive officers and employees. The code addresses, among other things, conflicts of interest, obligations to ensure accurate disclosure and financial reporting, and confidentiality obligations. The Audit and Ethics Committee is responsible for oversight and review of our Code of Conduct and Ethics. A copy of our Code of Conduct and Ethics is also available at http://www.internetbrands.com. We will post on our website any amendment to our Code of Conduct and Ethics and any waiver applicable to our principal executive officer, principal financial officer or principal accounting officer, or persons performing similar functions and relating to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Compensation of Directors

Prior to August 1, 2007, none of our directors received any cash compensation from us for their service as members of the Board of Directors, except for reimbursement for reasonable travel expenses in connection with attendance at board and committee meetings.

On July 18, 2007, our Board of Directors amended our compensation policy with respect to our non-employee directors. Commencing August 1, 2007, an annual cash retainer of $10,000 is paid to each of our non-employee directors, an annual cash retainer of $15,000 is paid to the chairman of our Audit and Ethics Committee, an annual cash retainer of $7,500 is paid to each other member of our Audit and Ethics Committee, an annual cash retainer of $7,500 is paid to the chairman of our Compensation Committee, and an annual cash retainer of $3,750 is paid to each other member of our Compensation Committee. An annual grant of restricted stock or restricted stock units having a value of $30,000 is made to each of our non-employee directors, an annual grant of restricted stock or restricted stock units having a value of $15,000 is made to the chairman of our Audit and Ethics Committee, an annual grant of restricted stock or restricted stock units having a value of $7,500 is made to each other member of our Audit and Ethics Committee, an annual grant of restricted stock or restricted stock units having a value of $7,500 is made to the chairman of our Compensation Committee, an annual grant of restricted stock or restricted stock units having a value of $3,750 is made to each other member of our Compensation Committee, and an annual grant of restricted stock or restricted stock units having a value of $2,500 is made to each member of our Nominating and Governance Committee.

No grants under the 2007 Equity Plan were made to directors in 2008.  On February 27, 2009, we granted an aggregate of 90,034 shares of restricted Class A common stock to our current non-employee directors under our 2007 Equity Plan. In connection with their service on our Board, on February 27, 2009, Dr. Morgan, Ms. Goodstein, and Messrs. Melone, Ukropina, Gross, Gilman and Penske each received 6,263 shares of restricted Class A common stock having a value of approximately $30,000. In connection with their service on our Audit and Ethics Committee, on February 27, 2009, Messrs. Ukropina and Gilman each received 1,566 shares of restricted Class A common stock having a value of approximately $7,500, and Mr. Melone, as chair of the Audit and Ethics Committee, received 3,132 shares of restricted Class A common stock having a value of approximately $15,000. In connection with their service on our Compensation Committee, on February 27, 2009, Messrs. Ukropina and Gilman each received 783 shares of restricted Class A common stock having a value of approximately $3,750, and Dr. Morgan, as chair of the Compensation Committee, received 1,566 shares of restricted Class A common stock having a value of approximately $7,500. In connection with their service on our Nominating and Governance Committee, on February 27, 2009, Dr. Morgan and Messrs. Melone, Ukropina, Gilman and Penske each received 522 shares of restricted Class A common stock having a value of approximately $2,500.

The terms of all outstanding restricted stock granted to non-employee directors under the 2007 Equity Plan provide for acceleration of the vesting of 50% of unvested shares upon a change of control, and acceleration of the vesting of the remaining unvested shares thereafter upon the earlier of twelve months after the change of control or a termination or constructive termination of service.

Director Compensation Table

The following table presents summary information regarding compensation paid or accrued for services rendered to us in all capacities to the members of our Board of Directors (other than Mr. Brisco, who is a named executive officer) for the fiscal year ended December 31, 2008.  None of the non-employee members of our Board of Directors received compensation in the form of stock or options during 2008.

	Fees earned or paid in cash	Total(2)
Kenneth B. Gilman	$20,938	$20,938
Marcia Goodstein	10,000	10,000
Gerald Greenwald(1)	6,969	6,969
William Gross	10,000	10,000
Martin R. Melone	27,500	27,500
Howard Lee Morgan	27,500	27,500
Roger S. Penske	12,500	12,500
James R. Ukropina	26,250	26,250

(1)	Mr. Greenwald retired from our Board of Directors in May 2008.
(2)	Listed below are each respective non-employee director’s aggregate unvested restricted stock and stock option holdings outstanding as of December 31, 2008.

	Unvested Restricted Stock Awards (#)	Stock Options (#)	Total Holdings (#)
Kenneth B. Gilman	0	0	0
Marcia Goodstein	0	0	0
Gerald Greenwald(1)	0	0	0
William Gross	0	0	0
Martin R. Melone	0	0	0
Howard Lee Morgan	0	0	0
Roger S. Penske	0	50,000	50,000
James R. Ukropina	0	50,000	50,000

(1)	Mr. Greenwald retired from our Board of Directors in May 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents summary information with respect to the beneficial ownership of our Class A common stock and Class B common stock known to us as of March 31, 2009, or as of an earlier date for information based on filings with the SEC, by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of any class of our common stock;

•	each of our named executive officers listed in the Summary Compensation Table on page 30 below;

•	each of our directors and director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person are deemed to be outstanding if the options or warrants are exercisable within 60 days of March 31, 2009. The shares subject to options and warrants are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in this table are based on a total of 41,654,973 shares of Class A common stock and 3,025,000 shares of Class B common stock outstanding as of March 31, 2009.

Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

The information in this table is based solely on statements in filings with the Securities and Exchange Commission (the “SEC”) or other reliable information known to the Company.

	Class A		Class B
Name and Address of Beneficial Owner	Number	%	Number	%	Total %	Total Voting %
5% Stockholders:
Idealab and affiliated entities(1)	7,941,620	19.07	3,025,000	100%	24.54	67.00
Robert N. Brisco(2)	4,297,132	10.32	—	0%	9.62	4.21
Polaris Venture Partners V, L.P. (3)	4,426,408	10.63	—	0%	9.91	4.33
Capital World Investors (4)	3,254,900	7.81	—	0%	7.28	3.19
Intana Management, LLC (5)	2,421,248	5.81	—	0%	5.42	2.37
Named Executive Officers and Directors:
Robert N. Brisco(2)	4,297,132	10.32	—	0%	9.62	4.21
B. Lynn Walsh(6)	595,967	1.43	—	0%	1.33	*
Charles E. Hoover(7)	483,876	1.16	—	0%	1.08	*
Lisa Morita(8)	145,592	*	—	0%	*	*
Scott A. Friedman (9)	79,000	*	—	0%	*	*
Kenneth B. Gilman(10)	87,485	*	—	0%	*	*
Marcia Goodstein(11)	18,426	*	—	0%	*	*
William Gross(12)	7,900,976	18.97	3,025,000	100%	24.45	66.96
Martin R. Melone(13)	54,814	*	—	0%	*	*
Howard Lee Morgan(14)	73,248	*	—	0%	*	*
Roger S. Penske(15)	359,733	*	—	0%	*	*
James R. Ukropina(16)	48,644	*	—	0%	*	*
All executive officers and directors as a group (12 persons)	14,248,643	33.28	3,025,000	100%	37.68	72.35

*	Less than 1%.

(1)
Based on information reported on a Schedule 13G filed with the SEC on February 13, 2009 to report beneficial ownership of Idealab, Idealab Holdings, L.L.C. and William Gross, and other information known to the Company. Includes 9,594,661 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C. and 75,000  shares of Class A common stock underlying options that are immediately exercisable or exercisable within 60 days of March 31, 2009 held directly by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C. Also includes 238,546 shares held directly by Clearstone Venture Partners I-A, L.P. (“CVP I-A”) and 1,058,413 shares owned by Clearstone Venture Partner I-B, L.P. (“CVP I-B”). Idealab may be deemed the beneficial owner of these shares in its capacity as a managing member of Clearstone Venture Management I, LLC (“CVM I, LLC”), which is the general partner of both CVP I-A and CVP I-B. Idealab disclaims beneficial ownership of the shares held by CVP I-A and CVP- I-B, except to the extent of its pecuniary interest therein. Mr. Gross, a member of the Board of Directors, may be deemed the beneficial owner of shares beneficially owned by Idealab in his capacity as the Chairman of the Board of Directors, Chief Executive Officer and controlling stockholder of Idealab. Mr. Gross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Idealab and Idealab Holdings, L.L.C. is 130 West Union Street, Pasadena, California 91103.

(2)	Includes 779,997 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 513,750 shares of restricted stock subject to forfeiture.

(3)
Based on information reported in a Schedule 13G filed with the SEC on July 10, 2008 to report beneficial ownership of Polaris Venture Partners V (“PVP V”), Polaris Venture Partners Entrepreneurs’ Fund V, L.P. (“Entrepreneurs’ V”), Polaris Venture Partners Founders’ Fund V, L.P. (“Founders’ V”), Polaris Venture Special Founders’ Fund, L.P. (“Special Founders’ V”), Polaris Venture Management Co., L.L.C. (“Polaris V”), Jonathan A. Flint (“Flint”), Terrance G. McGuire (“McGuire”) and Alan G. Spoon (“Spoon”).  Consists of 4,271,192 shares held directly by PVP V, 83,247 shares held directly by Entrepreneurs’ V, 29,258 shares held directly by Founders’ V and 42,711 shares held directly by Special Founders’ V.  Polaris V, the general partner of PVP V, Entrepreneurs’ V, Founders’ V and Special Founders’ V, may be deemed to have sole power to vote these shares.  Flint, McGuire and Spoon, the managing members of Polaris V, may be deemed to have shared power to vote these shares.  The address of these holders is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.

(4)
Based on information reported in a Schedule 13G filed with the SEC on February 13, 2009 to report beneficial ownership of Capital World Investors.  The reported business address for these holders is 333 South Hope Street, Los Angeles, California 90071.

(5)
Based on information reported in a Schedule 13G filed with the SEC on February 5, 2009 to report beneficial ownership of Intana Management, LLC.  The reported business address for these holders is 505 Park Avenue, 3 rd Floor, New York, New York 10022.

(6)
Comprised of 448,092 shares held directly in a trust of which Ms. Walsh is sole trustee, 81,625 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 held by the same trust, and 66,250 shares of restricted stock subject to forfeiture held directly by the same trust.

(7)	Includes 127,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 61,250 shares of restricted stock subject to forfeiture.

(8)	Includes 50,967 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 30,000 shares of restricted stock subject to forfeiture.

(9)	Comprised of 14,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 65,000 shares of restricted stock subject to forfeiture.

(10)	Includes 9,134 shares of restricted stock subject to forfeiture.

(11)	Includes 6,263 shares of restricted stock subject to forfeiture, but does not include shares of which Mr. Gross may be deemed a beneficial owner. Ms. Goodstein is married to Mr. Gross.

(12)
Includes 9,594,661 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C., 75,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 held by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C. , and 6,263 shares of restricted stock held directly by Mr. Gross and subject to forfeiture. Mr. Gross may be deemed the beneficial owner of shares held by Idealab and Idealab Holdings, L.L.C. in his capacity as the Chairman of the Board of Directors and Chief Executive Officer of Idealab. Mr. Gross disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Also includes 238,546 shares held directly by CVP I-A and 1,058,413 shares held directly by CVP I-B. Mr. Gross may be deemed the beneficial owner of these shares in his capacity as a managing member of Clearstone Venture Management I, LLC, which is the general partner of both CVP I-A and CVP I-B. Mr. Gross disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Does not include shares directly held by Ms. Goodstein, who is married to Mr. Gross.

(13)	Includes 9,917 shares of restricted stock subject to forfeiture.

(14)	Includes 8,351 shares of restricted stock subject to forfeiture.

(15)
Includes 50,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 held by Mr. Penske, 196,071 shares subject to warrants that are immediately exercisable or exercisable within 60 days of March 31, 2009 held by Penske Automotive Group, Inc. (“PAG”), 103,526 shares subject to warrants that are immediately exercisable or exercisable within 60 days of March 31, 2009 held by Penske Motor Group, Inc. (“PMG”), and 6,785 shares of restricted stock subject to forfeiture held directly by Mr. Penske. Mr. Penske may be deemed the beneficial owner of the shares held by PAG in his capacity as Chairman of the Board, Chief Executive Officer and controlling stockholder of PAG, of the shares by PMG in his capacity as Chairman of the Board and controlling stockholder of PMG. Mr. Penske disclaims beneficial ownership of shares held by PMG and PAG, except to the extent of his pecuniary interest therein. The address for each of PAG and PMG is 2555 Telegraph Road, Bloomfield Hills, Michigan 48302.

(16)	Includes 35,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2009 and 9,134 shares of restricted stock subject to forfeiture.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and persons who own more than 10% of our Class A common stock to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and NASDAQ. Such directors, executive officers and greater than 10% stockholders are also required by SEC rules to furnish us with copies of all such reports they file. Based solely upon a review of the copies of the forms furnished to us and the written representations made by certain reporting persons to us, we believe that all such forms required to be filed during our 2008 fiscal year under Section 16(a) were filed on a timely basis by our reporting persons, with the exceptions noted below:

•	One transaction involving Robert N. Brisco, our Chief Executive Officer, was not timely reported on Form 4.

•	One transaction involving Lisa E. Morita, our Chief Operating Officer, was not timely reported on Form 4.

•	One transaction involving Marcia Goodstein, a member of our Board of Directors, was not timely reported on Form 4.

•	One transaction involving Alexander E. Hansen, our former Chief Financial Officer, was not timely reported on Form 4.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In addition to the director and executive compensation arrangements discussed under “Compensation of Directors” on page 18 and “Executive Compensation” on page 30, the following is a description of certain relationships or transactions since January 1, 2008, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Amendment of Share Exchange Agreement

On October 26, 2007, we entered into a Lock-Up Agreement with Idealab in which, in addition to a 180-day lock-up agreement with the underwriters of our initial public offering of our Class A common stock, Idealab agreed with us that, during the eighteen months after such 180-day lock-up, it will not sell, transfer or pledge its shares subject to certain exceptions. In addition to subjecting Idealab to a lock-up arrangement with us, the Lock-Up Agreement amends that certain Share Exchange Agreement, pursuant to which we issued 2,000,000 shares of our Class B common stock to Idealab on April 26, 2005, to permit Idealab or any permitted transferee of its registration rights with respect to 2,000,000 shares of our Class A common stock issuable upon the conversion of Class B common stock to exercise demand registration rights as early as one year following the completion of our initial public offering, which was consummated on November 21, 2007, and to exercise piggyback registration rights subject to the terms and conditions of its lock-up agreement with the underwriters. Our restated certificate of incorporation provides that each share of Class B common stock entitles its holder to 20 votes on matters submitted to a vote of our stockholders. Idealab through its ownership of our Class A common stock and its exclusive ownership of our Class B common stock, had control of approximately 66 % of the votes represented by our Class A common stock and Class B common stock outstanding as of April 16, 2009.

Waiver of the NOL Protective Amendment

If the NOL Protective Amendment described in Proposal No. 2 of this proxy statement is approved by our stockholders, it will impose certain restrictions on transfers of our stock. On February 23, 2009, the Board approved the waiver prospectively of the requirements of the NOL Protective Amendment with respect to all future transfers of our common stock by Idealab, or any holders of such stock resulting from future distributions by Idealab to its members or partners if the NOL Protective Amendment is approved.  Board members Howard Morgan, Bill Gross and Marcia Goodstein abstained from voting on the waiver.  Idealab is our controlling stockholder.  In the section entitled “Proposal No. 2: Amendment to Restated Certificate of Incorporation to Preserve Value of our Tax Net Operating Losses” on pages 7-14, we provide additional information regarding the NOL Protective Amendment.

Transactions with Entities Affiliated with our Directors

 On March 1, 2007, we entered into an Online Marketing Systems and Services Agreement with smart USA Distributor, LLC, a wholly owned subsidiary of Penske Automotive Group, Inc. (formerly United Auto Group, Inc.), which was amended and restated on January 8, 2008. Roger Penske, a member of our Board of Directors, is the Chairman of the Board, Chief Executive Officer and controlling stockholder of Penske Automotive Group, Inc. Pursuant to the Amended and Restated Online Marketing Systems and Services Agreement, we have developed and will continue to maintain certain technology systems, provide lead management services and other online management services, as well as customer care center services, to smart USA Distributor, LLC. Pursuant to the terms of the amended agreement, we received an upfront technology systems fee of $607,300 in 2007. In 2007, we also received $327,400 in service and marketing fees and $809,900 in fees based on volume of leads and other services, and in 2008, we received $2,814,000 in service and marketing fees and additional fees based on the volume of leads processed and other services provided in each of 2009 and 2010, we expect to receive at least $436,900 in service and marketing fees annually and additional fees based on the volume of leads processed and other services provided.  The term of the amended Online Marketing Systems and Services Agreement ends December 31, 2010, with automatic renewals of up to two additional twenty-four month periods, unless earlier terminated by either party in accordance with the termination provisions.  Since January 1, 2004, we have entered into transactions for the provision of lead-generation and auto brokerage services to automotive dealerships owned by entities which are affiliated with Mr. Penske. The aggregate revenues generated in connection with these transactions in 2008 were approximately $242,000.

Certain Relationships of Our Directors and Management

Two of our directors, Mr. Gross and Ms. Goodstein, are married. Mr. Brisco, our Chief Executive Officer and President and a director, and Ms. Walsh, our Executive Vice President of Corporate Development, General Counsel and Corporate Secretary, share a household.

Indemnification of Directors and Executive Officers

Our restated certificate of incorporation and amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by applicable law. Further, we have entered into indemnification agreements with each of our directors and officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

Policies and Procedures for Related Party Transactions

Related party transactions, which we define as all transactions involving an executive officer, director or holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit and Ethics Committee of our Board of Directors.

In any transaction involving a related party, our Audit and Ethics Committee considers all of the available material facts and circumstances of the transaction, including the direct and indirect interests of the related parties; in the event the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available.

After considering all such facts and circumstances, our Audit and Ethics Committee determines whether approval or ratification of the related party transaction is in our best interests. For example, if our Audit and Ethics Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our Board of Directors that such transaction be approved or ratified. In addition, if a related party transaction will compromise the independence of one of our directors, our Audit and Ethics Committee may recommend that our Board of Directors reject the transaction if it could affect our ability to comply with securities laws and regulations or the NASDAQ Marketplace Rules.

The policies and procedures described above for reviewing and approving related party transactions are not in writing. However, the charter for our Audit and Ethics Committee provides that one of the Committee’s responsibilities is to review and approve in advance any proposed related party transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objective

The objectives of our executive compensation program are to attract and retain high-caliber executives and motivate them to enhance stockholder value, while supporting our core values and strategic initiatives. A key objective is to create a performance-oriented culture such that a significant portion of each executive officer’s compensation is contingent on the achievement of corporate and individual performance goals. We aim to establish a compensation program that aligns the performance of our executive officers with our business plan and strategic objectives by focusing management on achieving strong short-term performance in a manner that supports and ensures our long-term success and profitability.

We believe it is important to have a leadership team that is capable of successfully operating and growing an increasingly complex business. Consistent with this principle, we strive to establish an executive compensation program that enables us to attract talented executives with experience in managing companies within our industry and our current stage of growth. It is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. Our executive compensation programs are also intended to be consistent with our focus on managing costs.

Finally, we appreciate the need for stockholders to have the opportunity to understand all of the elements of our executive compensation program. We are committed to providing disclosures on a timely basis, so stockholders can understand the rationale for, and objectives of, our executive compensation decisions.

The Compensation Committee

Our Compensation Committee ensures that our executive compensation program is consistent with our compensation philosophy and corporate governance guidelines. It reviews compensation and benefits practices and policies, reviews and recommends to our Board the compensation for the Chief Executive Officer, Robert Brisco, and reviews and approves the compensation for our other executive officers, including base salary, cash bonuses, equity-based awards, employment agreements, severance agreements, and any other special or supplemental benefits or arrangements. Our Compensation Committee also establishes and approves performance goals and objectives for the Chief Executive Officer and evaluates that officer’s performance against such goals and objectives. Furthermore, our Compensation Committee reviews and approves financial targets for our cash bonus program and approves all payouts under the plan. Regular quarterly sessions of our Compensation Committee are held without executives present.

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our 1998 Stock Plan, our 2000 Stock Plan, our 2007 Equity Plan and our short-term compensation, long-term incentives and benefits programs. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are ‘outside directors’ for purposes of Section 162(m) of the Internal Revenue Code and ‘non-employee directors’ for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Messrs. Ukropina and Gilman and Dr. Morgan, who acts as its chairman.

In accordance with its charter, the Compensation Committee may delegate any of its responsibilities that do not, under applicable law, rules, regulations or stock exchange listing standards, require approval of the Committee as a whole, to a subcommittee comprised of one or more members of the Compensation Committee or to one or more members of management.

The Process of Setting Executive Compensation

Setting Base Salary and Targets for Incentive Compensation for Named Executive Officers Generally

Our Compensation Committee meets at least three times per year and meets periodically in separate executive sessions to evaluate the performance of our executive officers, determine their quarterly bonuses, and consider any adjustments to the compensation for individual executives. Adjustments may include approving annual base salary or bonus target increases, or grants of equity incentive compensation. Generally, adjustments to an element of an executive’s compensation package is made no sooner than the one-year anniversary of their last adjustment. Our Compensation Committee approves, on an as-needed basis, any compensation arrangements for incoming executives. Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Although many compensation decisions are made in the first quarter of the calendar year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed quarterly and as needed.

Our Compensation Committee engages in an active dialogue with our Chief Executive Officer concerning strategic objectives and performance targets for executive officers and has not utilized a compensation consultant to date. We do not rely on benchmarking to establish compensation levels. Our Compensation Committee and our Chief Executive Officer occasionally receive data prepared by our Vice President of Human Resources, which is collected from disclosures in public filings of comparable Internet, media and e-commerce companies, such as Bankrate, Inc., Comscore, Inc., DICE Holdings, Inc., GSI Commerce, Inc., The Knot, Inc., Loopnet, Inc., Marchex, Inc., Move, Inc., United Online, Inc. and Valueclick, Inc.  as well as general compensation data sponsored by nationally recognized compensation consulting firms. This data is typically compiled at the request of our Compensation Committee or Chief Executive Officer as part of an evaluation of base salary and bonus adjustments for our Chief Executive Officer and other named executive officers.

Setting Compensation for Our Chief Executive Officer

   Our Compensation Committee determines base salary and quarterly bonus targets for our Chief Executive Officer on an annual basis based on its review of the Company’s strategic, financial and operational objectives for the year (as established by the Chief Executive Officer in consultation with the Board), the Chief Executive Officer’s past performance in meeting prior-year objectives, as well as data gathered from public filings of peer group companies and general compensation data sponsored by compensation consulting firms.

   These criteria are evaluated subjectively by the Compensation Committee without any formal weightings, with a primary focus on factors that the Chief Executive Officer and our Board believe create long-term stockholder value, such as growth of adjusted EBITDA, as defined below, and website unique visitor growth.  In light of those factors, in October 2007 the Committee approved an equity grant of 500,000 restricted shares at the time of the Company’s initial public offering to provide an incentive to Mr. Brisco to continue to achieve growth in adjusted EBITDA and website unique visitors and in recognition of his additional responsibilities in leading a public company.  In February 2008, the Compensation Committee approved an increase in Mr. Brisco’s bonus target of $10,000 annually, effective in March 1 for the remainder of 2008, and a smaller equity grant of 35,000 shares of restricted stock, given the more substantial October 2007 equity grant.  This February 2008 grant was in lieu of a base salary increase for 2008 and to further align Mr. Brisco’s interests in achieving adjusted EBITDA and website visitor growth.  The Compensation Committee awarded Mr. Brisco 100% of his quarterly bonuses for the first three quarters of 2008 as the Company achieved quarterly adjusted EBITDA growth, net income and total unique visitors consistent with expectations of equity analysts who follow the Company as shown in the chart below.  The Committee awarded Mr. Brisco 120% of his bonus target for the fourth quarter of 2008, for an additional $18,000 based on his strong leadership in achieving significant adjusted EBITDA and website unique visitor growth in the Company’s first year as a public company under challenging economic conditions.  In February 2009 as part of its annual compensation review for Mr. Brisco, the Committee awarded 300,000 restricted shares to Mr. Brisco in recognition of his continued strong leadership during the last year in developing and implementing strategies to grow long-term stockholder value and to continue to retain his services.

Management’s Role in the Compensation-Setting Process for our Other Named Executive Officers

    Our Chief Executive Officer plays a significant role in the compensation-setting process for our named executive officers. Mr. Brisco evaluates the performance of our other named executive officers, develops business performance guidelines and recommends salary and bonus levels and equity awards. All recommendations of Mr. Brisco are subject to the approval of our Compensation Committee.

    Mr. Brisco helps our Compensation Committee set its agenda for meetings and participates in Compensation Committee meetings at our Compensation Committee’s request. He provides background information regarding our strategic objectives, evaluates the performance of our executive officers, and makes compensation recommendations for our executive officers (in each case, other than himself).

Components of Our Named Executive Officer Compensation Program

    Our executive compensation structure not only aims to be competitive in our industry and geographic area, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short- and long-term performance and relative to the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved. Overall, our approach is designed to relate the compensation of our executive officers to the achievement of short- and longer-term goals and objectives, their willingness to challenge and improve existing policies and structures, and their capability to take advantage of unique opportunities and anticipate and overcome challenges within our business.

    Our executive compensation program consists of three components: short-term compensation (including base salary and quarterly cash bonuses), long-term incentives, and benefits.

Compensation of Named Executive Officers in 2008

    In the 2008 fiscal year, each executive officer of the Company received cash compensation in the form of annual base salary and bonus compensation, as further described below. Please see the tables under “Executive Compensation” on pages 30-38 below for a detailed presentation of the compensation earned by the named executive officers in the 2008 fiscal year.

Short-Term Compensation

    Annual Base Salaries.  Base salary is used to compensate executives for services rendered and recognizes the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

The base salaries of our named executive officers are reviewed by our Compensation Committee on an annual basis, and adjustments are made to reflect performance-based factors, as well as competitive conditions. In keeping with the Company’s compensation philosophy to attract and retain talented and experienced individuals, executive officer base salaries are targeted to be competitive relative to the compensation paid to similarly situated executives at comparable companies.

In February 2008, the Compensation Committee approved base salary increases for each named executive officer, other than Mr. Hansen, ranging from 3.6% to 4.5%, which it considers to be competitive based on its review of publicly available data for peer companies and compensation data from national consulting firms.

    Bonus Awards.  We pay cash bonuses to our executive officers using a comprehensive approach that considers both Company and individual performance. Cash bonuses are paid quarterly to reflect the dynamic nature of our businesses and the markets in which we compete.

Each executive has a quarterly cash bonus target, for which they may receive an award from zero to 150% of target. The current quarterly cash bonus target for Mr. Brisco, our Chief Executive Officer, is 100% of quarterly base salary, for Mr. Friedman, our Chief Financial Officer, is 13% of quarterly base salary, for Ms. Walsh, our Executive Vice President of Corporate Development and General Counsel, is 28.6% of quarterly base salary, for Mr. Hoover, our Senior Vice President of Marketing and Business Development and Chief Marketing Officer, is 25% of quarterly base salary, and for Lisa Morita, our Chief Operating Officer, is 21.1% of quarterly base salary.

Quarterly bonus targets and awards for each executive for 2008 were as follows:

Name and Principal Position	Q1	Q2		Q3	Q4
Robert N. Brisco Chief Executive Officer, President and Director
Bonus Target	$88,333.33	$90,000		$90,000	$90,000
% of Bonus Target Earned	100	100		100	120

Scott Friedman Chief Financial Officer (1)
Bonus Target	----	----		$2,625	$7,500
% of Bonus Target Earned	----	----		100	100

Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer
Bonus Target	$13,958.33	$14,375		$14,375	$14,375
% of Bonus Target Earned	90	100		100	90

Lisa Morita Chief Operating Officer
Bonus Target	$13,333.33	$15,000		$15,000	$15,000
% of Bonus Target Earned	90	100		100	90

B. Lynn Walsh Executive Vice President of Corporate Development General Counsel and Corporate Secretary
Bonus Target	$19,166.67	$20,000		$20,000	$20,000
% of Bonus Target Earned	100	100		100	110

Alexander Emil Hansen Former Chief Financial Officer (2)
Bonus Target	$6,666.67	$7,500	(3)	----	----
% of Bonus Target Earned	90	100		----	----

(1)	Mr. Friedman became our Chief Financial Officer in August 2008.
(2)	Mr. Hansen’s employment with us terminated in August 2008.
(3)	Amount includes $2,025 which was paid to Tatum, LLC in connection with the employment of Mr. Hansen.

In determining bonus awards for each named executive officer, our Compensation Committee, with input from our Chief Executive Officer (other than with respect to his own bonus reward), considers both Company performance metrics and the executive’s individual performance in the prior quarter.  Our Compensation Committee does not adhere to a predetermined weighting of the two factors.

The primary financial performance metrics that the Compensation Committee considers are:

o	adjusted EBITDA* compared to Wall Street analyst estimates;
o	adjusted EBITDA compared to prior year quarter;
o	adjusted EBITDA compared to prior quarter;
o	adjusted EBITDA percent of sales compared to prior year quarter;
o	adjusted EBITDA percent of sales compared to prior quarter; and
o	adjusted EBITDA growth compared to general economic growth.

* The Company defines EBITDA as net income before (a) investment and other income; (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

      The Compensation Committee also considers secondary performance metrics, principally the following:

o	Company net income compared to prior year quarter;
o	Company net income compared to prior quarter;
o	Company net income compared to Wall Street analyst estimates;
o	website unique visitor growth compared to prior year quarter;
o	website unique visitor growth compared to prior quarter; and
o	website unique visitor growth compared to general Internet usage growth.

The Company’s actual financial and website unique visitors performance metrics by quarter for 2008 are as follows:

2008 Financial Results	Q1	Q2	Q3	Q4
Adjusted EBITDA (in thousands)	7,935	8,473	9,065	9,792
Adjusted EBITDA as % of Sales	31.8%	33.5%	33.8%	36.3%
% change from prior year	1.06%	0.57%	2.75%	5.70%
Equity Analysts’ Adjusted EBITDA Expectations Met	Yes	Yes	Yes	Yes
Net Income (in thousands)	3,020	2,923	2,562	3,054
% change from prior year	116.8%	n/m	(39.5%)	10.3%
Equity Analysts’ Net Income Expectations Met	Yes	Yes	Yes	Yes

2008 Website Unique	March	June	September	December
Visitors (in millions)	34.0	37.3	38.8	43.2
% change from prior year	68%	52%	45%	61%

        In its review of quantitative factors, the Compensation Committee does not adhere to a predetermined weighting among these performance metrics.  However, the primary metrics receive the majority of the Compensation Committee’s focus.  In its assessments, our Compensation Committee also utilizes the benefit of hindsight as it may deem appropriate. In using hindsight, our Compensation Committee may consider factors such as the unexpected impact of acquisitions, sharp swings in the general economic climate and the impact of either windfalls or shortfalls that were mostly beyond the control of the executive team (for example, the impact of the current credit crisis).

In considering the impact of performance metrics on quarterly bonus awards for our named executive officers, the Compensation Committee generally applies the same considerations for the Chief Executive Officer and each of the other named executive officers.

The other major component in evaluating quarterly cash bonuses is the individual executive’s performance. Our Compensation Committee, with input and recommendations from our Chief Executive Officer (other than with respect to his own bonus reward) reviews each executive’s effectiveness in driving forward business improvement initiatives, in contributing to the overall leadership of the Company, and the leadership that the executive has shown in his or her own areas of influence and determines the bonus award.  The assessment of an individual executive’s performance is subjective, based in large part on hindsight analysis of the executive’s contribution to the growth and development of the Company.  The Company does not articulate in advance, for the purposes of compensation, a set list of objectives for each individual.  Instead, throughout the year, the Company continually updates development plans for the business and assigns responsibility for those plans to individual executives, teams of executives, or the entire executive team, depending on the nature of the initiative.

The Compensation Committee reviews role specific qualitative criteria related to each executive officer’s position.  Mr. Brisco’s individual performance objectives as Chief Executive Officer include development and execution of our strategic initiatives, as further described in “Setting Compensation for our Chief Executive Officer”. Ms. Morita’s individual performance objectives as Chief Operating Officer focused primarily on growing overall Company revenues, leading improvements in operating processes and margins and oversight of customer satisfaction. Mr. Hoover’s individual performance objectives as Chief Marketing Officer focused primarily on leadership and oversight to increase our website visitors, growing overall Company revenues and improving operating margins. Ms. Walsh’s individual performance objectives as Executive Vice President-Corporate Development and General Counsel focused primarily on directing the Company’s acquisitions program, providing leadership and oversight of our corporate governance, ethics and compliance objectives, minimizing corporate and litigation risk and successfully resolving material litigation.  Mr. Friedman’s overall performance goals as Chief Financial Officer focused primarily on achieving our liquidity and balance sheet objectives and providing leadership and oversight of our accounting and financial reporting processes and investor relationships. Prior to his departure in August 2008 Mr. Hansen’s overall performance goals as Chief Financial Officer were similar to Mr. Friedman’s.

The results of these practices can be observed in the table above.  For 2008, the range of quarterly awards for executives was 90% to 120% of the named executive officers’ respective quarterly bonus targets, with the majority of the awards at 100% of target.  The typical award was 100% of quarterly target throughout 2008 because the Company’s actual quarterly performance metrics described above were generally in line with the Compensation Committee’s expectations. that such metrics would be consistent with expectations of equity analysts who follow the Company.   Seven awards during 2008 were either below or above 100% of the relevant quarterly target; these variations were driven by two factors:

1.
Two awards (10% of the number of all quarterly bonus awards made in 2008) were above 100% of quarterly target, representing incremental value of $18,000 and $2,000 above the relevant quarterly target, and granted for extraordinary individual contributions by each of Mr. Brisco and Ms. Walsh, our Executive Vice President of Corporate Development and General Counsel, respectively.  See “Setting Compensation for Our Chief Executive Officer” above.

2.
Five awards (25% of the number of all quarterly bonus awards made in 2008) were at 90% of quarterly target and reflected the Compensation Committee’s view that the relevant named executive officer’s performance, while strong, could have been stronger, specifically in accelerating new growth initiatives.

After the fourth quarter of each year, our Compensation Committee examines each executive’s contribution to our business objectives and performance for the entire prior year. With the rapidly evolving nature of our businesses and the competitive market for executive talent in our sector, the purpose of these annual examinations is to identify opportunities for improvement and to evaluate the risks of losing executive knowledge and skills that are integral to our business success. In addition to organizational development decisions, our Compensation Committee may use these examinations to make pay adjustments or award a supplemental year-end bonus, so long as the supplemental bonus payment to the executive does not exceed 150% of the executive’s target bonus for a single quarter.

Long-Term Compensation

Options and Restricted Stock.  As is typical in our industry, particularly among relatively young companies, long-term compensation is a significant portion of total compensation and is designed to encourage the development of a high growth, sustainable, and profitable business. Our long-term compensation program has historically consisted of stock options; commencing in October 2007, we have also granted awards of restricted stock to executive officers as part of our long-term compensation arrangements.

Option and restricted stock grants made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefits to our stockholders. Through possession of stock options and restricted stock, our executives participate in the long-term results of their efforts. Additionally, stock options and restricted stock provide a means of ensuring the retention of key executives, in that they are subject to vesting over a period of years.

Stock options and restricted stock are granted periodically, and are generally subject to vesting based on the executive’s continued employment. We expect most of our future awards to vest over three or four years, beginning on the date of the grant with a grant price or exercise price equal to the fair market value of our Class A common stock on the date of the grant. A portion of options or restricted stock granted to our executives may vest according to the achievement of defined milestones rather than solely based on time.

While the exercise price of stock options generally equals the fair market value of our Class A common stock on the date of grant, as was the case with all options granted in 2008, our Board of Directors has in the past, approved the recommendation of our Compensation Committee to set the exercise price of stock options granted to our Chief Executive Officer at 110% or 120% of fair market value to reflect his long-term view of our Company.

Periodic equity awards to executive officers are made based on an assessment of their sustained performance over time, their ability to impact results that drive value to our stockholders and their level within the organization. Equity awards are not granted automatically to our executives on an annual basis.  Our Chief Executive Officer periodically reviews the performance of our executives and recommends to our Compensation Committee any equity awards deemed appropriate. Our Compensation Committee reviews the performance of the Chief Executive Officer and recommends all equity awards to our Board of Directors for approval.  In determining the size of the equity grants, the Compensation Committee reviewed grants to executives in comparable roles in peer companies, and reviewed third party compensation studies, see “Setting Base Salary and Targets for Incentive Compensation” above.

Substantial equity grants were made to our Chief Executive Officer and two of our named executive officers in October 2007, shortly before the initial public offering of our Class A common stock was consummated in November 2007.  The following equity grants were made to the Chief Executive Officer and other named executive officers in February 2008:

o	Mr. Brisco received an equity grant of 35,000 restricted shares. See “Setting Compensation for our Chief Executive Officer"
o
Ms. Morita, our Chief Operating Officer, received a 2008 equity grant of 40,000 restricted shares, reflecting her first full year of service as Chief Operating Officer. Ms. Morita was excluded from the October 2007 equity grants due to the proximity to her hire date of March 2007. The grant awarded reflected the important role of Chief Operating Officer on financial and operating results, her strong performance in leading operations particularly in our automotive category in her first full-year with the Company, and the interest of the Company in retaining her services.

o
Mr. Friedman received an initial equity grant of 35,000 restricted shares and 70,000 stock options upon his joining the Company as Chief Financial Officer in August 2008.  The equity awards to Mr. Friedman were not based on past performance but were instead intended to provide him with an initial equity stake in the Company to align his interests with those of our stockholders.

The Compensation Committee determined that the above equity grants during 2008, totaling 110,000 shares of restricted stock and 70,000 options, were competitive based on its subjective review of the executives’ respective roles and expected future contributions, each executive’s tenure with the Company and publicly available peer company data.

On February 27, 2009, in connection with the annual compensation reviews for most of our named executive officers, we granted restricted shares to Mr. Brisco, Mr. Friedman, Mr. Hoover and Ms. Walsh as follows:
o	Mr. Brisco received an equity grant of 300,000 shares. See “Setting Compensation for our Chief Executive Officer".
o
Mr. Friedman received an equity grant of 30,000 restricted shares, reflecting his leadership of the accounting, and financial reporting functions and investor relations since joining the Company in August 2007, and the interest of the Company in retaining his services.

o
Mr. Hoover received an equity grant of 35,000 restricted shares reflecting his continued leadership in increasing website unique visitors and strong operating margins of the Company and the Company’s desire to continue to retain his services.

o
Ms. Walsh received an equity grant of 40,000 restricted shares designed to retain her ongoing services and reflecting her continued leadership in executing the Company’s acquisitions program, and managing material litigation and legal risks.

Changes of control.  Grants of stock options to our executives prior to July 18, 2007 provide that 100% of all shares subject to each stock option grant will immediately vest upon the occurrence of a change of control transaction.  On November 4, 2008, our Board of Directors approved the amendment of the accelerated vesting terms of certain stock options and restricted shares granted to executives between July 18, 2007 and November 4, 2008, in accordance with the terms of such executives’ severance payment agreements described in “Severance Payment Agreements” below.
Benefits.  We provide the following benefits to our executive officers: health, dental and vision insurance; life insurance, short- and long-term disability insurance, 401(k) plan with no Company matching, pre-tax health care and dependent care flexible spending accounts, and 15 days of paid time off per year. All benefits are generally provided on the same basis as we provide to other employees. In addition, we provide some of our executive employees with supplemental long-term disability coverage. These benefits are generally comparable to those offered by companies with which we compete for employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed the foregoing Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee.

Howard Lee Morgan (Chair) Kenneth B. Gilman James R. Ukropina

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2008, 2007 and 2006

The following table presents summary information regarding the compensation earned during the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 by our chief executive officer, our chief financial officer, our former chief financial officer and our three other most highly compensated executive officers who received compensation during 2008 of at least $100,000 and who were executive officers on December 31, 2008. We refer to these six executive officers as our “named executive officers” elsewhere in this report. Mr. Brisco does not receive compensation for his services as a director.

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)	Restricted Stock Awards(1)	All Other Compensation	Total
Robert N. Brisco Chief Executive Officer, President and Director	2008 2007 2006	$360,000 360,000 360,000		$376,333 339,500 343,250	(2)	— — —	$51,166 116,198 —	— — —	$787,499 815,698 703,250
Scott A. Friedman Chief Financial Officer	2008 2007 2006	71,654 — —	(3)	10,125 — —		$ 60,017 — —	27,855 — —	— — —	169,651 — —
Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer	2008 2007 2006	228,077 220,000 180,000		54,250 52,663 52,513	(2)	— 21,780 —	— 16,258 —	— — —	282,327 310,701 232,513
Lisa Morita Chief Operating Officer	2008 2007 2006	283,077 231,827 —	(4)	55,500 42,885 —		— 314,046 —	66,852 — —	— — —	405,429 588,758 —
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	2008 2007 2006	278,077 269,808 257,981		81,167 80,625 70,188	(2)	— 42,107 25,322	— 16,258 —	— — —	359,244 408,798 353,491
Alexander Emil Hansen Former Chief Financial Officer	2008 2007 2006	145,962 200,000 26,923	(5) (7) (9)	11,475 11,422 —	(6) (8)	— 45,311 —	— — —	— — —	157,437 256,733 26,923

(1)
Amounts represent stock-based compensation expense for fiscal year 2008 for restricted stock and stock options granted in 2008 as calculated in accordance with SFAS 123(R) and as further described in Note 10 “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009.

(2)	The portion of the disclosed bonus for each person that relates to such person’s supplemental year-end bonus in 2006 is: $50,000 as to Mr. Brisco; $10,000 as to Ms. Walsh; and $7,000 as to Mr. Hoover.

(3)	Mr. Friedman became our Chief Financial Officer in August 2008.

(4)	Ms. Morita became our Chief Operating Officer in February 2007.

(5)
Amount does not include $29,288 paid in 2008 to Tatum, LLC, an executive services and consulting firm, in connection with the employment of Mr. Hansen.  Mr. Hansen is a partner of Tatum, LLC.  Mr. Hansen’s employment with us terminated in August 2008.

(6)	Amount does not include $2,025 approved as bonus which was paid to Tatum, LLC in connection with the employment of Mr. Hansen.

(7)	Amount does not include $40,000 paid to Tatum, LLC in connection with the employment of Mr. Hansen.

(8)	Amount does not include $2,015 approved as bonus which was paid to Tatum, LLC in connection with the employment of Mr. Hansen.

(9)	Amount does not include $5,770 paid to Tatum, LLC, in connection with the employment of Mr. Hansen. Mr. Hansen became our Chief Financial Officer in November 2006.

Grants of Plan-Based Awards for Fiscal Year 2008

The following table presents summary information regarding grants of plan-based awards to named executive officers during the year ended December 31, 2008.

Name	Grant Date	All Other Stock Awards: Number of shares of stock or units(1)		All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price per Share of Option Awards(3)	Grant Date Fair Value of Stock and Option Awards(4)
Robert N. Brisco Chief Executive Officer, President and Director	3/11/08	35,000	(5)	—	—	$278,950
Scott A. Friedman Chief Financial Officer	8/29/08 8/29/08	35,000 —		— 70,000	— 6.99	244,650 489,300
Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer	—	—		—	—	—
Lisa Morita Chief Operating Officer	2/29/08	40,000		—	—	318,800
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	—	—		—	—	—
Alexander Emil Hansen Former Chief Financial Officer	2/29/08	21,667		—	—	172,686

(1)	The restricted stock awards included in the table were issued under our 2007 Equity Plan.

(2)	The options included in the table were granted under our 1998 Stock Plan.

(3)
For a discussion of methodology for determining exercise price, see Note 10 “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(4)
Amounts represent grant-date fair value of stock options granted in 2008 as calculated in accordance with SFAS 123(R) and as further described in Note 10 “Accounting for Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2009.

(5)	Vesting commenced on March 11, 2008, and vests 25% on each anniversary of the vesting start date thereafter.

Outstanding Equity Awards at December 31, 2008

The following table presents summary information regarding the outstanding equity awards held by our named executive officers as of December 31, 2008.

Option Awards
	Number of Securities Underlying Unexercised Option							Stock Awards
					Optional Exercise		Option Expiration	Number of Shares or Units of Stock that	Market Value of Shares or Units of Stock that
Name	Exercisable		Unexercisable		Price		Date	Have not Vested	Have not Vested (1)
Robert N. Brisco Chief Executive Officer, President and Director	50,000 399,999 259,999	(2) (3) (4)	— 100,001 140,001	(3) (4)	$1.32 3.30 3.60	(9) (10)	11/09/14 11/08/15 11/08/15	187,500 35,000 —	1,091,250 203,700 —
Scott A. Friedman Chief Financial Officer	14,000	(5)	56,000	(5)	6.99		8/29/18	35,000	203,700
Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer	60,000 40,000 20,625	(2) (3) (6)	— 10,000 16,875	(3) (6)	1.20 3.00 4.70		11/09/14 11/08/15 2/22/17	26,250 — —	152,775 — —
Lisa Morita Chief Operating Officer	23,387	(6)	108,226	(6)	4.70		2/22/17	—	—
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	26,250 51,124	(7) (8)	11,250 (21,376	(7) (8)	4.00 4.70		5/16/16 2/22/17	26,250 —	152,775 —
Alexander Emil Hansen Former Chief Financial Officer	—		—		—		—	—	—

(1)	Based upon the closing sale price for the Class A common stock on the NASDAQ Global Market on December 31, 2008 of $5.82 per share.

(2)	Fully vested on November 9, 2008.

(3)	Vesting commenced November 8, 2005 and vests 20% on the vesting start date, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(4)	Vesting commenced September 30, 2006 and vests 20% on the vesting start date, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(5)
Vesting commenced on August 29, 2008, and 20% of the shares shall vest immediately upon grant and 20% of the shares shall vest upon the first anniversary of the vesting start date and 20% annually thereafter.

(6)	Vesting commenced on February 22, 2007, and vests 20% on the date of the grants, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(7)	Vesting commenced May 16, 2006 and vests 20% on the vesting start date, 20% on the first anniversary of the vesting start date and 5% per quarter thereafter.

(8)
Vesting commenced on February 22, 2007 and vests 20% on the vesting start date, and 20% on the first anniversary of the vesting start date and 5% per quarter thereafter. The exercise price was set at 110% of the fair market value on the grant date.

(9)	The exercise price was set at 110% of the fair market value on the grant date.

(10)	The exercise price was set at 120% of the fair market value on the grant date.

Stock Vesting for Fiscal Year 2008

The following table summarizes information with respect to stock awards vested during fiscal 2008 for each of the named executive officers.  No named executive officers exercised options during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($) (2)
Robert N. Brisco Chief Executive Officer, President and Director	—	—	62,500	$374,375

Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer	—	—	8,750	52,412

B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	—	—	8,750	52,412

Alexander E. Hansen Former Chief Financial Officer	25,000	$37,500	—	—

(1)   Value determined by subtracting the exercise price per share from the closing sale price for the Class A common stock on the NASDAQ Global Market on the date of exercise.

(2)    Based upon the closing sale price for the Class A common stock on the NASDAQ Global Market on the date of vesting.

Employment Agreements and Potential Payments upon Termination or Change of Control

Robert Brisco.  On November 4, 2008, we entered into a Severance Payment Agreement with Robert N. Brisco, our President and Chief Executive Officer, replacing our previous employment agreement with Mr. Brisco and all amendments thereto.  Mr. Brisco’s current annual base salary is $360,000. He is also eligible to receive an aggregate annual performance bonus with an annual target of $360,000 based on the achievement of performance goals established by our Board of Directors. Pursuant to the terms of our Severance Payment Agreement with Mr. Brisco, in the event that Mr. Brisco is terminated without cause or is constructively terminated, he will be entitled to receive (i) nine months’ base salary plus 75% of his maximum annual bonus for the year of termination, and (ii) up to nine months continued participation in the Company’s employee benefit plans.  If Mr. Brisco is terminated without cause or is constructively terminated during the six-month period preceding a change of control or the twelve-month period following a change of control, he will be entitled to receive (i) eighteen months’ base salary plus 150% of his maximum annual bonus for the year of termination, and (ii) up to eighteen months’ continued participation in our employee benefit plans.

In the event of a change of control (as defined in the agreement), the Brisco Severance Payment Agreement provides that each of Mr. Brisco’s equity grants that are not otherwise fully vested shall automatically vest on a daily prorata basis until the date immediately prior to the closing date of the change of control, and 50% of the remaining unvested portion of Mr. Brisco’s equity grants shall automatically vest prior to the change of control. In addition, we or the successor entity will reserve amounts sufficient to pay Mr. Brisco for the remaining 50% of unvested equity grants, and such remaining equity grants shall continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the termination of Mr. Brisco without cause, upon which date all remaining unvested equity grants shall automatically vest and Mr. Brisco shall be paid all amounts reserved for such purpose.

Scott Friedman.  Scott Friedman, our Chief Financial Officer, joined us in August 2008, pursuant to the terms of an offer letter dated  August 29, 2008 (the Friedman Letter).  Under the terms of the Friedman Letter , Mr. Friedman will receive an initial annual base salary of $230,000 and an annual target cash performance bonus of $30,000 if the Company meets performance goals established by our Board of Directors.  Mr. Friedman received 35,000 restricted shares of Class A common stock, which vest 33.3% on each anniversary of the grant date for three years thereafter.  Mr. Friedman also received an option grant to purchase 70,000 shares of Class A common stock at an exercise price of $6.99, which will vest 20% upon the date of the grant, and 20% on each anniversary of the grant date for four years thereafter.

Lisa Morita.  Lisa Morita, our Chief Operating Officer, joined us in February 2007, pursuant to the terms of an offer letter dated December 27, 2006 (the Morita Letter). Pursuant to the Morita Letter, Ms. Morita receives an annual base salary of $275,000, and an annual cash performance bonus if we meet performance goals established by our Board of Directors. Ms. Morita received an option grant to purchase 150,000 shares of our Class A common stock, which vest 20% upon Ms. Morita’s date of hire, 20% on the first anniversary of her employment and the remaining 60% will vest quarterly thereafter. Ms. Morita also received an option to purchase 40,000 shares of our Class A common stock, which vest 50% on the second anniversary of Ms. Morita’s date of hire and 25% on each of her third and fourth anniversaries of her date of hire. In addition, Ms. Morita received $15,000 and an option grant to purchase 1,613 shares of our Class A common stock, which will vest over a four-year period and have an exercise price of $4.70 per share, as compensation for the fact that Ms. Morita did not receive from Yahoo! (her former employer) the full amount of her cash bonus for 2006 that she would have received in the absence of her departure. Ms. Morita’s option grants also permit Ms. Morita to exercise early the full option grants for a cash payment of the exercise price. Under certain circumstances commencing after the second anniversary of her employment, Ms. Morita has an option redemption right whereby she can require us to redeem such options granted to her on her date of hire for a cash purchase price of $6.30 per vested option for which she has exercised her redemption right. For a discussion of the treatment of Ms. Morita’s unvested options upon a change of control, see “—Stock Option Agreements” below.

Stock Option Agreements.  Grants of stock options to Mr. Brisco, Mr. Hoover, Ms. Morita and Ms. Walsh prior to July 18, 2007 provide that 100% of all shares subject to each stock option grant will immediately vest upon the occurrence of a change of control transaction.  On November 4, 2008, our Board of Directors amended the terms of stock options and restricted shares granted to executives between July 18, 2007 and November 4, 2008, in accordance with the terms of the severance payment agreements described in “—Severance Payment Agreements” below.

Severance Payment Agreements.  On November 4, 2008, we entered into amended and restated severance payment agreements with each of Mr. Hoover, Ms. Morita, Mr. Rosenblum, and Ms. Walsh.  Pursuant to the terms of the of the executive severance payment agreements, in the event any of such executives is terminated without cause (as defined in the agreements), he or she will be entitled to receive a lump sum payment equal to nine months’ base salary plus 75% of his or her maximum annual cash bonus target, and up to nine months continued participation in our employee benefit plans. In the event of a change of control (as defined in the agreements) the vesting of equity grants will accelerate and vest on a daily prorata basis until the date immediately prior to the closing date of the change of a control.  Then, 50% of the remaining unvested portion of such executive’s equity grants shall automatically vest immediately prior to the change of control.  In addition, we or our successor entity will reserve amounts sufficient to pay such executive for the remaining 50% of unvested equity grants, and such remaining equity grants shall continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the executive’s termination without cause, upon which date all remaining unvested equity grants shall automatically vest and the executive shall be paid all amounts reserved for such purpose.

On November 4, 2008 we entered into a severance payment agreement with Mr. Friedman.  Pursuant to the terms of the severance payment agreement, in the event Mr. Friedman is terminated without cause (as defined in the agreement), he will be entitled to receive a lump sum payment of six months’ base salary plus 50% of his maximum annual cash bonus target, and up to six months continued participation in our employee benefit plans. In the event of a change of control (as defined in the agreement) the vesting of equity grants will accelerate and vest on a daily pro rata basis until the date immediately prior to the closing date of the change of a control.  Then 50% of the remaining unvested portion of Mr. Friedman’s equity grant shall automatically vest  immediately prior to the change of control.  In addition, we or our successor entity will reserve amounts sufficient to pay Mr. Friedman for the remaining 50% of unvested equity grants, and such remaining equity grants shall continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or Mr. Friedman’s termination without cause, upon which date all remaining unvested equity grants shall automatically vest and Mr. Friedman shall be paid all amounts reserved for such purpose. Pursuant to the terms of Mr. Friedman’s employment offer letter, after one (1) year of continued employment, his severance benefits shall be increased to be comparable with the severance payment agreements of  other current executive officers described in the preceding paragraph.

Termination Payments

    The following table presents summary information regarding payments our named executive officers would have received if their employment had been terminated by us without cause or, in the case of Mr. Brisco only, if he had been constructively terminated, on December 31, 2008, and there was no change of control.

Name	Benefit	Amount Payable Upon Termination(1)
Robert N. Brisco Chief Executive Officer, President and Director	Cash Severance Medical, Dental and Vision	$ 540,000 4,073
Scott A. Friedman Chief Financial Officer	Cash Severance	130,000
Charles E. Hoover Senior Vice president of Marketing and Business Development and Chief Marketing Officer	Cash Severance Medical, Dental and Vision	215,625 6,609
Lisa Morita Chief Operating Officer	Cash Severance	258,750
B. Lynn Walsh Executive Vice President of Corporate Development, General Counsel and Corporate Secretary	Cash Severance Medical, Dental and Vision	270,000 5,380
Alexander Emil Hansen Former Chief Financial Officer	—	—

(1)
For Mr. Brisco, reflects amount that would have been payable without termination by us without cause or if Mr. Brisco had been constructively terminated.  For all other named executive officers, reflects amount that would have been payable upon termination by us without cause only.

Change of Control Termination

    The following table presents summary information regarding payments our named executive officers would have received if, following a change of control, their employment had been terminated by us without cause or, in the case of Mr. Brisco only, if he had been constructively terminated, on December 31, 2008. On July 18, 2007, our Board of Directors approved the amendment of  the accelerated vesting terms of certain of stock options granted to these executives prior to July 18, 2007, as further described in “—Employment Agreements and Potential Payments upon Termination or Change of Control—Stock Option Agreements” above.

Name	Benefit	Amount Payable Upon Termination(3)
Robert N. Brisco Chief Executive Officer, President and Director	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	$1,080,000 8,147 1,210,277
Scott A. Friedman Chief Financial Officer	Cash Severance Option(1) and Stock(2) Acceleration Value	130,000 69,090
Charles E. Hoover Senior Vice President of Marketing and Business Development and Chief Marketing Officer	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	215,625 6,609 123,487
Lisa Morita Chief Operating Officer	Cash Severance Option(1) and Stock(2) Acceleration Value	258,750 237,613
B. Lynn Walsh Executive Vice President of Corporate Development and General Counsel	Cash Severance Medical, Dental and Vision Option(1) and Stock(2) Acceleration Value	270,000 5,380 162,849
Alexander Emil Hansen Former Chief Financial Officer	—	—

(1)
Option acceleration value reflects the cash-out value of the non-vested options equal to their spread (fair market value of the underlying stock less the exercise price) at the assumed payment date, which is December 31, 2008. Fair market value is based upon the closing sale price for the Class A common stock on the NASDAQ Global Market on December 31, 2008 of $5.82 per share.

(2)
Stock acceleration value reflects the cash value of the restricted stock at its fair market value at the assumed payment date, which is December 31, 2008. Fair market value is based upon the closing sale price for the Class A common stock on the NASDAQ Global Market on December 31, 2008 of $5.82 per share.

(3)
For Mr. Brisco, reflects amount that would have been payable without termination by us without cause or if Mr. Brisco had been constructively terminated.  For all other named executive officers, reflects amount that would have been payable upon termination by us without cause only.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about our Class A common stock that may be issued upon the exercise of options under our 1998 Stock Plan, our 2000 Stock Plan, and our 2007 Equity Plan, or outside of these plans.

Plan Name and Type	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders(1)
1998 Stock Plan	2,210,178	$3.63	0
2000 Stock Plan	184,855	$0.88	0
2007 Equity Plan	159,250	$7.10	1,147,037
Equity Compensation plans not approved by stockholders(2)	75,000	$1.50	0
Total	2,629,313	$3.59	1,147,037

(1)	No further awards will be made under the 1998 Stock Plan or 2000 Stock Plan.

(2)
Comprised of grants of options to purchase 25,000, 25,000, 25,000 shares of Class A common stock which were granted to Dr. Morgan, Ms. Goodstein and Mr. Gross, respectively, as compensation for their services as directors and which have been assigned to Idealab.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Ukropina was a member of the Compensation Committee, and Dr. Morgan served as chair of the Compensation Committee throughout our 2008 fiscal year. Mr. Greenwald was a member of the Compensation Committee until he retired from the Board of Directors in May 2008.  Mr. Gilman became a member of the Compensation Committee in May 2008.  No member of the Compensation Committee during our 2008 fiscal year was part of a “compensation committee interlock” as described under SEC rules. In addition, none of our executive officers served as a director or compensation committee member of another entity that would constitute a “compensation committee interlock.”

The following “Report of the Audit and Ethics Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT AND ETHICS COMMITTEE

In accordance with a written charter adopted by the Board of Directors, the Audit and Ethics Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the Company’s financial reporting process and practices, and its internal control over financial reporting. The responsibilities of the Audit and Ethics Committee include appointing and providing for the compensation of the Company’s registered public accounting firm. Each member of the Audit and Ethics Committee meets the independence requirements for audit committee membership under the rules of NASDAQ and the SEC.

Management has primary responsibility for the Company’s system of internal controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO Seidman, LLP (“BDO”), is responsible for performing an independent audit of the Company’s financial statements, and for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles used in the United States.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit and Ethics Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2008 with the Company’s management and BDO;

•	discussed with BDO the matters required to be discussed by Statement of Auditing Standard No. 114, the Auditors’ Communication with Those Charged with Governance, as amended;

•
reviewed the written disclosures and the letter from BDO required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit and Ethics Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by BDO are compatible with maintaining their independence from the Company and Company management;

•
based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC; and

•	instructed BDO that the Audit and Ethics Committee expects to be advised if there are any subjects that require special attention.

AUDIT AND ETHICS COMMITTEE Martin R. Melone (Chair) Kenneth Gilman James R. Ukropina

INDEPENDENT AUDITOR FEES AND SERVICES

The Audit and Ethics Committee has approved the appointment of BDO Seidman LLP (“BDO”) as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

BDO has served as our independent registered public accounting firm since 2006.

The approximate fees billed to us by BDO for services rendered with respect to fiscal years 2007 and 2008 were as follows:

	2007	2008
Audit Fees(1)	$560,000	$525,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0
Total	$560,000	$525,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of the Company’s quarterly financial statements.

(2)	Audit-related fees represent fees billed for services reasonably related to the performance of the audit or review of financial statements that are not reported under (1).

(3)	Tax fees represent fees for services rendered in connection with tax compliance, tax advice and tax planning.

(4)	Other fees represent fees billed for products and services not otherwise reported in this table.

The Audit and Ethics Committee’s policy on approval of services performed by the independent registered public accounting firm is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The Audit and Ethics Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. The Audit and Ethics Committee pre-approved 100% of the services described above.

Representatives of BDO are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from you.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals

Stockholder Proposals:  For inclusion in the Proxy Statement and form of proxy for our 2010 Annual Meeting of Stockholders, we must receive no later than February 8, 2010 any proposal of a stockholder intended to be presented at that meeting. Stockholders should submit their proposals in writing to our Corporate Secretary in care of Internet Brands, Inc., 909 N. Sepulveda Boulevard, 11th Floor, El Segundo, California 90245.

Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement and form of proxy. The required notice, containing the information specified in our bylaws, must be submitted in writing to our Corporate Secretary at the address set forth above. To be timely for our 2010 Annual Meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 8, 2010, and

•	not later than the close of business on March 10, 2010.

In the event that we hold our 2010 Annual Meeting of stockholders more than 30 days before or after the one-year anniversary date of the 2009 Annual Meeting, then notice of a stockholder proposal must be received not earlier than the 120th day prior to the date of the 2009 Annual Meeting and not later than the close of business on the later of the following two dates:

•	the 90th day prior to the date of the 2010 Annual Meeting, and

•	the 10th day following the earlier of the day on which notice of the date of the 2010 Annual Meeting is mailed and the day on which the Company first publicly announces the 2010 Annual Meeting.

Nomination of Director Candidates:  Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide a timely notice in writing to our Corporate Secretary in accordance with our bylaws, which require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our Proxy Statement. Such notice must include the information required by our bylaws.

Copy of Bylaw Provisions:  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

        Other Matters

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the person named on the proxy card will vote of those matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS
B. Lynn Walsh Corporate Secretary

El Segundo, California
April 30, 2009

Annex A

FORM OF CERTIFICATE OF AMENDMENT
TO
THE RESTATED CERTIFICATE OF INCORPORATION
OF
INTERNET BRANDS, INC.

Pursuant to Sections 242 and 228
of the General Corporation Law of the State of De1aware

Internet Brands, Inc., a corporation duly organized and existing under the General Corporation Law of the State of the Delaware (the “Corporation”), does hereby certify that:

1.  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following provisions as Article 10 thereof:

“ARTICLE 10”

(A) DEFINITIONS. For purposes of this Article 10:

(1) “Excess Shares” means any Stock, or any rights in Stock, the Transfer or ownership of which would result in a Prohibited Ownership Percentage or a violation of Section (B) of this Article 10;

(2) “Expiration Date” means the earlier of (x) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the “Code”) if the Board of Directors determines that the restrictions in this Article 10 are no longer necessary for the preservation of the Tax Benefits, (y) June 30, 2011, or (z) such date as the Board of Directors shall fix in accordance with Section (G) of this Article 10;

(3) “Option” shall have the meaning set forth in Section 1.382-4 of the Treasury Regulations, as amended from time to time, promulgated under the Code (“Treasury Regulations”);

(4) a “Person” shall mean any individual, corporation, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, company, limited liability company, partnership, joint venture, or similar organization (including the Corporation if appropriate in the context) and also includes a group as that term is used for purposes of Section13(d)(3) of the Securities Exchange Act of 1934, as amended, or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

(5) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Shares received by a Purported Acquirer;

(6) a “Public Group” shall have the meaning contained in Treasury Regulation Section l.382-2T(f)(13), excluding any “direct public group” with respect to the Corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

(7) a “Prohibited Ownership Percentage” shall mean (i) any Stock ownership that would cause a Person to beneficially own (as defined under Section 13(d) of the Securities Exchange Act of 1934) five percent (5%) or more in value of the aggregate of the outstanding shares of capital stock of the Corporation, or (ii) any Stock ownership that would cause a Person or Public Group to be a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i); for this purpose, whether a Person or Public Group would be a “5-percent shareholder” shall be determined (i) without giving effect to the following provisions: Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term “Person” in place of “individual” in Treasury Regulation Section 1.382-2T(g)(1), (iv) by taking into account ownership of Stock at any time during the “testing period” as defined in Treasury Regulation Section 1.382-2T(d)(1), and (v) by treating each day during the testing period as if it were a “testing date” as defined in Treasury Regulation Section 1.382-2T(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Section (A)(1O) shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(l8), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such Option as exercised would cause an ownership change);

(8) “Prohibited Person” shall mean any Person who has or would have, if a Transfer or purported Transfer were completed, a Prohibited Ownership Percentage;

(9) “Purported Acquirer” means any Person that purports to acquire record, beneficial, legal or any other ownership of Excess Shares.  If there is more than one Purported Acquiror with respect to certain Excess Shares (for example, if the Purported Acquirer of record ownership of such Excess Shares is not the Purported Acquiror of beneficial ownership of such Excess Shares), then references to “Purported Acquirer” shall include any or all of such Purported Acquirors, as appropriate;

(10) “Stock” refers to all classes or series of stock of the Corporation, all Options to acquire stock of the Corporation and all other interests that would be treated as stock in the Corporation pursuant to Treasury Regulation Section l.382-2T(f)(18)(iii), other than (I) stock described in Section 1504(a)(4) of the Code and (ii) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

(11) “Transfer” shall mean any conveyance, issuance, sale, transfer, gift, assignment, devise or other disposition, by any means, of legal, record or beneficial ownership (direct or indirect) of Stock, whether such means are direct or indirect, voluntary or involuntary, by operation of law or otherwise, or any agreement to take any such action or cause any such events, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) Stock (and any reference in this Article 10 to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

(12) “Transferee” means any Person to whom Stock is Transferred.

(B) TRANSFER AND OWNERSHIP RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any “net unrealized built-in loss,” as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the “Tax Benefits”) to which the Corporation or any member of the Corporation’s “affiliated group,” as that term is used in Section 1504 of the Code, is or becomes entitled pursuant to the Code and the Treasury Regulations or any applicable state statute, from and after the effective time of this Article 10 until the Expiration Date, no Transfer of any Stock may be made to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; or (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage.

(C) WAIVER OF RESTRICTIONS. Notwithstanding anything herein to the contrary, the Board of Directors may waive the application of any of the restrictions contained in Section (B) of this Article 10, including any Transfer of Stock that would otherwise be prohibited, in any instance in which the Board of Directors determines that a waiver would be in the best interests of the Corporation, notwithstanding the effect of such waiver on the Tax Benefits.  The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a waiver, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer.  A waiver of the Board of Directors hereunder may be given prospectively or retroactively.

(D) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION.  Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article 10, any purported Transfer of Excess Shares (other than a Transfer as provided in Section (D)(2) of this Article 10 or an automatic transfer as provided below) shall be null and void ab initio and shall not be effective to Transfer any record, legal, beneficial or any other ownership of such Excess Shares to the Purported Acquiror, who shall not be entitled to any rights as a stockholder of the Corporation with respect to such Excess Shares, and such Excess Shares shall be automatically transferred pursuant to Delaware General Corporations Law Section 202(c)(4) to an agent designated by the Corporation (the “Agent”).  Any future dividends or distributions payable on any Excess Shares shall be paid to the Agent until the Excess Shares are sold by it.  A Transfer that is null and void under this Section (D) shall not adversely affect the validity of any other Transfer of any Stock in the same or any other related transaction.

    (1) Demand by Corporation.  Unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article 10, within 30 days of a determination by the Board of Directors that there has been or is threatened a purported Transfer of Excess Shares to a Purported Acquirer, or that a Person proposes to take any action in violation of this Article 10 (whether or not such action is intentional), the Corporation shall make a demand on the Purported Acquirer to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent.  Any failure by the Purported Acquirer to transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares to the Agent shall not negate the automatic transfer of such Excess Shares to the Agent.

    (2) Transfer of Excess Shares and Prohibited Distributions to Agent.  Upon demand by the Corporation, the Purported Acquirer shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Excess Shares within the Purported Acquiror’s possession or control, along with the Prohibited Distributions, to the Agent.  The Agent shall sell in an arms-length transaction (through the NASDAQ Stock Market, if possible, but in any event consistent with applicable law) any Excess Shares provided, however, that the Agent shall, in its reasonable discretion, effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s reasonable discretion, such sale or sales would disrupt the market for the Common Stock or other securities of the Corporation or would otherwise substantial1y adversely affect the value of the Common Stock or such other securities.  The proceeds of such sale shall be referred to as “Sales Proceeds.”  If, after purportedly acquiring the Excess Shares, the Purported Acquirer has purported to sell some or all of them to an unrelated party in an arms-length transaction, the Purported Acquirer shall be deemed to have sold such Excess Shares on behalf of the Agent, and in lieu of transferring the Prohibited Distributions to the Agent, the Purported Acquirer shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”), except to the extent that the Agent grants written permission to the Purported Acquirer to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquirer pursuant to Section (D)(3) of this Article 10 if the Excess Shares had been sold by the Agent rather than by the Purported Acquirer.  Any purported Transfer of the Excess Shares by the Purported Acquirer other than a transfer which (a) is described in the preceding sentences of this Section (D)(2) or occurs automatically to the Agent and (b) does not itself violate the provisions of this Article 10 shall be null and void ab initio and shall not be effective to transfer any ownership of the Excess Shares.

   (3) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions.  The Sales Proceeds, the Resale Proceeds if applicable, and Prohibited Distributions if applicable shall be allocated as follows: (1) first to the Agent in an amount equal to the expenses incurred in selling such Excess Shares; then (2) second, to the Purported Acquirer up to the following amount: (a) the purported purchase price paid or value of consideration surrendered by the Purported Acquirer for the Excess Shares, or (b) where the purported Transfer of the Excess Shares to the Purported Acquirer was by gift, inheritance, or any similar purported Transfer, the fair market value of the Excess Shares at the time of such purported Transfer; and then (3) third any remaining amounts to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  In no event shall any Excess Shares, Sales Proceeds, Resale Proceeds or Prohibited Distributions inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

   (4) Remedies.  Without limiting any other remedies available to the Corporation, if a Purported Acquirer shall fail to comply with Section (D)(2) of this Article 10 within thirty (30) days of the Corporation’s demand, and unless a waiver of the Board of Directors is obtained as provided in Section (C) of this Article 10, the Corporation shall promptly take all cost effective actions which it believes appropriate to compel the Purported Acquirer to surrender to the Agent the certificates representing any purported ownership of Excess Shares, the Resale Proceeds, and/or the Prohibited Distributions or to enjoin or rescind any such purported Transfer.  The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 10, including, without limitation, refusing to give effect on the books of the Corporation to any such purported Transfer.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce or prevent a violation of the provisions of this Article 10.

   (5) Liability.  If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person (“Controlled Person”) to violate, Section (B) of this Article 10, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the Corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Corporation as a result of such violation, put the Corporation in the same financial position as it would have been in had such violation not occurred.

(E) OBLIGATION TO PROVIDE INFORMATION.  At the request of the Corporation or as a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article 10 or the status of the Corporation’s Tax Benefits.

(F) LEGENDS.  The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject either to the restrictions on transfer and ownership contained in this Article 10 or to conditions imposed by the Board of Directors under Section (C) of this Article 10 bear a conspicuous legend referencing the applicable restrictions.

(G) AUTHORITY OF BOARD OF DIRECTORS.  Nothing contained in this Article 10 shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the Corporation, the Board of Directors may accelerate the Expiration Date; provided that the Board of Directors shall determine in writing that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits or is otherwise reasonably necessary or desirable, as the case may be.  In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article 10 for purposes of determining whether any Transfer of Stock would jeopardize the Corporation’s ability to preserve or use the Tax Benefits, or for the orderly application, administration and implementation of the provisions of this Article 10.  The Board of Directors shall have the exclusive power and authority to administer this Article 10 and to exercise all rights and powers specifically granted to the Board of Directors, or as may be necessary or advisable in the administration of this Article 10, including without limitation, the right and power to (1) interpret the provisions of this Article 10, (2) make all calculations and determinations deemed necessary or advisable for the administration of this Article 10 and (3) determine value in good faith, which determination shall be conclusive.  In the case of an ambiguity in the application of any of the provisions of this Article 10, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event this Article 10 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 10.  All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article 10 to a committee of independent members of the Board of Directors as it deems necessary or advisable.

(H) BENEFITS OF THIS ARTICLE 10.  Nothing in this Article 10 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 10.  This Article 10 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(I) SEVERABILITY.  If any provision of this Article 10 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 10.

(J) WAIVER.  With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 10, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.”

3.  The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Internet Brands, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on thisday of, 2009.

Internet Brands, Inc.

By:
Name: Robert N. Brisco
President and Chief Executive Officer

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INTERNET BRANDS, INC.

The undersigned hereby appoints Robert N. Brisco and B. Lynn Walsh, and each of them, with power to act without the other and with full power of substitution and revocation, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Internet Brands, Inc. common stock which the undersigned is entitled to vote on the Proposals as indicated on the reverse side of this Proxy Card, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 11, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

The shares represented by the proxy will be voted as specified. If no specification is made, the shares represented by the proxy will be voted FOR the proposals on the reverse side of this proxy card.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

You can now access your Internet Brands, Inc. account online.

Access your Internet Brands, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Internet Brands, Inc., now makes it easy and convenient to get current information on your stockholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

47396

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes as indicated in this example ☒

1. Election of Directors
   Nominees:

   01 Robert N. Brisco
   02 Howard Lee Morgan
   03 Kenneth B. Gilman
   04 Marcia Goodstein
   05 William Gross
   06 Martin R. Melone
   07 James R. Ukropina

FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

2. Proposal to adopt the NOL Protective Amendment to the Internet Brands, Inc. Restated Certificate of Incorporation

FOR ☐ AGAINST ☐ ABSTAIN ☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Will Attend Meeting ☐ YES

Signature ____________________ Signature ____________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to the annual meeting day.

INTERNET BRANDS, INC.

INTERNET
http://www.proxyvoting.com/inet
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may access and download our 2008 Report on Form 10K and Proxy Statement on the Internet at http://inetproxymaterials.com

47396